UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material under §240.14a-12

CALIFORNIA RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# CALIFORNIA RESOURCES CORPORATION

## 2017 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING

SAFETY FIRST
SARAH

CRUDE OIL

SAFETY FIRST
Chris

California Resources Corporation 9200 Oakdale Avenue, Suite 900 Los Angeles, CA 91311

Letter to Shareholders from the Chairman of the Board

Dear Shareholders,

At its 2014 spinoff, California Resources was structured to create an industry-leading E&P company focused exclusively on California. Conditions at launch were less than ideal with steeply declining commodity prices and a leveraged capital structure that CRC inherited from Occidental. While the substantial debt on our balance sheet from the spinoff along with the severe decline in commodity prices had a significant negative impact on CRC’s stock price, the management team concentrated on the items that were within its control. Entering into 2016, as the cyclical downturn continued and crude oil prices plummeted to the mid-$20 per barrel level, management preemptively focused on managing the business within cash flow, cutting investments by 80% (again), and continuing to strengthen the balance sheet through its liability management program.

Management focused on the items within its control by protecting base production, focusing on cost reduction and operating margins, and building an inventory for investment when cash flows increase as prices begin to normalize. These actions prevented the destruction of capital and helped preserve shareholder value through our long-life low-decline assets. Importantly, despite significant reductions in investment capital and expenses, we stayed true to our safety and environmental principles, registering one of our best environmental, health, and safety years ever.

Management also reduced outstanding debt by nearly $900 million in 2016.  They have now achieved nearly $1.5 billion in debt reduction from the post-spin peak of almost $6.8 billion, at a small comparative cost of $31 million of additional interest expense. Our team accomplished this significant reduction in outstanding debt with minimal dilution, and without monetizing significant infrastructure or other assets at the bottom of the commodity price cycle.

Our management team made many difficult decisions throughout 2016, and I salute their efforts to preserve shareholder value through the depths of the price trough, and to avoid sacrificing the long-term value of the company. The Board and I recognize the near term challenges we face, but also the opportunity set associated with CRC. We continue to believe we have a world-class underexploited resource base in California, and have the management team and strategy to grow shareholder value over the long term.

In addition to our capital structure, our former parent also constructed our initial executive compensation program. As outlined in detail in this proxy statement, the Board and Compensation Committee have taken numerous significant actions since the spinoff to transition to an improved compensation program that better aligns our executive pay practices with shareholders’ interests. The Compensation Committee has actively worked to ensure that management is rewarded for taking prudent steps to create long-term value for shareholders in a very challenging environment. Finally, we have taken into account the laudatory actions of the management team since the spinoff to manage through the downturn, and drive long-term value and returns for the shareholder.

CRC has an active board that is committed to increasing shareholder value. Each of our directors is fully engaged and brings something unique to furthering our objective of increasing shareholder value.

I am confident that CRC’s strategy is sound, that Todd and his management team are executing this strategy effectively, and that we are focused on adding long-term value for our shareholders. Furthermore, we are firmly committed to strong corporate governance.

CRC has accomplished much in a very challenging year, such as expanding an impressive inventory of resources, implementing process improvements and ingraining a value-based culture. The Board and I believe that CRC’s world-class assets, operational and financial flexibility, and experienced management team provide a powerful combination for shareholders.

Regards,

William “Bill” Albrecht, Chairman

IMPORTANT VOTING INFORMATION

If you owned shares of our common stock at the close of business on March 13, 2017, you are entitled to one vote per share upon each matter presented at our 2017 annual meeting of stockholders to be held on May 10, 2017. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting, except on ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the annual meeting.

YOUR VOTE IS IMPORTANT

Your vote is important. Our Board of Directors strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.

QUESTIONS

If you have any questions about the proxy voting process, please contact the broker, bank or other nominee where you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. You also may contact our Investor Relations Department by phone at 818-661-6010 or by e-mail at IR@crc.com.

ATTENDING THE ANNUAL MEETING IN PERSON

Only stockholders of record or their legal proxy holders as of March 13, 2017 or our invited guests may attend the annual meeting in person. If you plan to attend the annual meeting in person, you must present a valid form of government-issued photo identification, such as a driver’s license or passport. In addition to such personal identification, you will need an admission ticket or proof of ownership of CRC stock to enter the annual meeting. If your shares are registered in your name, you will find an admission ticket attached to the notice regarding the internet availability of proxy materials or the proxy card sent to you. If your shares are held in street name with a broker, bank or other nominee, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date for the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON MAY 10, 2017

The Notice of the 2017 Annual Meeting of Stockholders, the Proxy Statement for the 2017 Annual Meeting of Stockholders and the 2016 Annual Report to Stockholders (which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2016) of California Resources Corporation are available at http://www.astproxyportal.com/ast/20758/.

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Proxy Statement Summary

This summary highlights information contained in the proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

2017 Annual Meeting of Stockholders

Date:	May 10, 2017
Time:	11:00 a.m., local time
Place:	Bakersfield Marriott at the Convention Center
801 Truxtun Avenue, Bakersfield, California 93301
Record Date:	March 13, 2017

Agenda and the Board’s Recommendation on Voting Matters

The following table summarizes the items that will be brought for a vote of our stockholders at the annual meeting, along with the recommendation of our Board of Directors as to how stockholders should vote on each item.

Agenda Item		Description	Board’s Recommendation

1.	Proposal 1	Election of Messrs. Albrecht, Moncrief and Stevens, each to serve a one-year term and until his successor has been elected and qualified	FOR
2.	Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017	FOR
3.	Proposal 3	Advisory vote to approve named executive officer compensation	FOR
4.		Transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock entitles its holder to one vote for each director nominee and one vote for each of the proposals to be voted on.

Directors

The Board of Directors is comprised of eight independent directors, our Chairman, and our President and CEO. The following table provides summary information about each director, including the director nominees and whether the Board of Directors considers each director to be independent under the New York Stock Exchange’s independence standards. We have adopted a majority voting policy with respect to the election of directors to the Board of Directors. See “Required Vote and Method of Counting–Majority Voting for Directors” below.

					Committees
							Health,
				Next			Safety &	Nominating &
Director	Positions	Age	Independent	Reelection	Audit	Compensation	Environmental	Governance
William E. Albrecht	Chairman	65	No	2017
Justin A. Gannon		67	Yes	2018	●	●
Ronald L. Havner, Jr.		59	Yes	2018	●		●
Catherine A. Kehr		54	Yes	*	●	●
Harold M. Korell	Lead Independent Director	72	Yes	2018			●	●
Harry T. McMahon		63	Yes	2018	●	●
Richard W. Moncrief		74	Yes	2017	●		●
Avedick B. Poladian		65	Yes	2018		●		●
Robert V. Sinnott		67	Yes	2018				●
Todd A. Stevens	President & CEO	50	No	2017

* Ms. Kehr is not standing for reelection, and her term will expire at the 2017 Annual Meeting.

At the time of the spinoff, our Board of Directors was temporarily divided into three classes. One of the three classes has been elected each year on a rotating basis to succeed the directors of the subject class whose terms are expiring. The directors originally designated as Class I and II were last elected in 2015 and 2016, respectively. The term of the directors in the class originally designated as Class III expire in 2017. After this year’s election of directors, the terms of each of the directors will all expire in 2018. Commencing with the election of the directors at the 2018 annual meeting, the Board of Directors will cease to be classified, and the directors elected at the 2018 annual meeting (and each annual meeting thereafter) will be elected for a one year term.

Corporate Governance Highlights

✓

Recently Enhanced: Overboarding Policy. The Board amended its existing policy to provide a more restrictive standard for directors who are currently sitting CEOs of public companies, subject to a related company analysis, as applicable.

✓	Majority vote standard. Each director must be elected by a majority of votes cast, not a plurality, in uncontested elections.
✓	Clawback Policy. The Board adopted a comprehensive, standalone policy that covers cash, equity, equity-based and other awards under our incentive compensation programs.
✓	Anti-Hedging and Anti-Pledging Policy. The Board expanded our Insider Trading Policy to specifically address the hedging or pledging of our securities.
✓	Separate Chairman of the Board and CEO.
✓	8 out of 10 Board members are independent. The Board has determined 8 out of 10 Board members are independent within the meaning of NYSE listing standards.
✓	Independent lead director.
✓	Independent Board committees. Each committee is made up of independent directors. Each committee operates under a written charter that has been approved by the Board and is available to stockholders.
✓	Each committee has the authority to retain independent advisors.
✓	Frequent executive sessions of independent directors. In 2016, the Board held executive sessions on the day of four of the five regularly scheduled Board meetings.
✓	No stockholder rights plan (“poison pill”) in effect.
✓	Annual election of all directors beginning in 2018.
✓	Director evaluation process. Each year, each of the Board committees and the full Board of Directors undertakes a self-assessment of its performance.
✓	CEO and management evaluation process. The Board of Directors conducts an annual performance review of management, including the CEO, and periodically reviews succession planning for the CEO.

Business Performance Highlights

In 2016, our management team delivered significant accomplishments against our strategic priorities.

2016 Strategic Priorities	Performance on Strategic Priorities
Reduce overall leverage while minimizing dilution to shareholders

✓  Reduced outstanding debt nearly $1.5 billion, or over 20%, from 2015 peak at an incremental interest cost of $31 million per year. Chose options to maximize deleveraging, minimize recurring cost to the income statement and minimize equity dilution.

Focus on cash margins and controllable items such as efficiency, operating cost and overhead	✓ Reduced production costs $2.62/Boe or 14% since the Spin-off. ✓ Reduced capital cost of wells – 2016 program has 23% lower well costs compared to prior similar wells.

2016 Strategic Priorities	Performance on Strategic Priorities
Maintain base production focusing on higher margin, higher return, low decline crude oil projects	✓ 2016 production declined only 12.5% with only $31 million of Drilling & Completions and Workover Capital Investment.
Fund capital needs within cash flow	✓ Generated $49 million of free cash flow after capital expenditures for 2016.
Maintain exceptional health, safety and environmental practices	✓ CRC’s exemplary health, safety and environmental performance in 2016 was recognized by the National Safety Council and the Wildlife Habitat Council.

Compensation Program Highlights

The cyclical downturn in crude oil prices that began in the second half of 2014 continued into 2016, disproportionately affecting CRC’s stock price performance compared to our peers due to the highly leveraged balance sheet our management team inherited from Occidental at our spin-off on       November 30, 2014 and our higher relative cost structure. Our poor stock performance, driven in large part by factors beyond our management’s control, have led to retention challenges due to the significant reduction in realizable compensation for our previously granted long-term incentive awards, which were entirely stock-based.

2016 Compensation Actions

In 2016, the Compensation Committee continued to refine CRC’s compensation program and made adjustments with a continued focus on paying for performance in the context of a depressed commodity price environment and the significant debt burden the management team inherited at the Spin-off.  Specifically, the Compensation Committee took the following actions in 2016:

•	Reduced base salaries for senior management by 10% and cash retainers for outside directors by 25% during the severest part of the downturn in oil prices during 2016 to conserve cash.
•

Added liquidity performance measures, including debt reduction and other leverage related metrics, to the annual incentive awards to address CRC’s liquidity challenges, further aligning pay with our strategic areas of focus for the current year.

•

Redesigned the long-term incentives, granting a mix of time-vested restricted stock units and cash-based performance incentive awards to promote retention by reducing the stock price risk profile and volatility of our long-term incentives during this period of severely depressed commodity prices, while still paying for performance that will enhance long-term shareholder value.

•

Reduced the grant date target values of long-term incentives for the CEO by 30% and for the other named executive officers by 20% - 30%, due to industry conditions during 2016 and anticipated changes in competitive compensation levels among CRC’s peers.

Compensation Program Practices

Our executive compensation program is designed to motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, appropriately balancing risk versus potential reward. It is well designed, incorporating best practices, and is governed by an engaged Compensation Committee. Our short-term and long-term incentive plans are performance-based and are intended to align with the long-term best interests of shareholders.

The Compensation Committee has engaged in best practices to align executive pay with Company performance and to ensure good governance in the following ways:

✓

We pay for performance. A significant portion of the compensation of our named executive officers is directly linked to the Company’s performance, by way of a compensation structure that includes performance-based annual and long-term incentive awards.

✓

We are stockholder-aligned. Annual and long-term incentive awards are based on performance measures that are aligned with the creation of value for our stockholders. A majority of the outstanding long-term incentive awards for our named executive officers are stock-based.

✓

We have “double trigger” change in control provisions. Our change in control arrangements for named executive officers require both the occurrence of a change in control event and termination of employment before applicable vesting of awards occurs.

✓	We provide market-competitive compensation. Our compensation program is competitive within our industry and recognizes evolving governance practices, which allows us to attract and retain key talent.
✓	We have stock ownership requirements. We maintain stock ownership guidelines which require our named executive officers and directors to have meaningful stock ownership in the Company.
✓	We have a clawback policy. Our Compensation Recoupment and Clawback Policy allows the Company to require reimbursement of incentive compensation in certain circumstances.
✓	We seek independent advice. The Compensation Committee retains an independent advisor to review executive compensation and provide advice to the Compensation Committee.
☒	We do not have individual employment agreements. We do not have employment agreements with any of our named executive officers.
☒	We do not allow hedging or pledging. Our Insider Trading Policy prohibits certain transactions involving our stock, including hedging and pledging.
☒	We do not allow the repricing of stock options. Our equity incentive plan prohibits the repricing or backdating of stock options.
☒	We do not offer enhanced retirement benefits. Our nonqualified defined compensation plan provides restorative, but not enhanced, retirement benefits for executives.
☒

We do not encourage excessive risk or inappropriate risk taking through our incentive programs. Our plans do not motivate executives to engage in activities that create excessive or inappropriate risk for the Company.

California Resources Corporation 9200 Oakdale Avenue, Suite 900 Los Angeles, CA 91311

Notice of the 2017 Annual Meeting of Stockholders

Meeting Date:	May 10, 2017
Meeting Time:	11:00 a.m., local time
Location:	Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301
Record Date:	March 13, 2017

Purposes of the 2017 annual meeting of stockholders:

(1)	To elect Messrs. Albrecht, Moncrief and Stevens, each to serve a one-year term and until his successor has been elected and qualified;
(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3)	To hold an advisory vote to approve named executive officer compensation; and
(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Information relevant to these matters is set forth in the accompanying proxy statement.

The close of business on March 13, 2017 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only our stockholders or their legal proxy holders as of the record date or our invited guests may attend the annual meeting in person.

Beginning on or about March 28, 2017, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.

By Order of the Board of Directors,

Michael L. Preston

Executive Vice President, General Counsel and Corporate Secretary

2017 PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of California Resources Corporation (together with its subsidiaries, referred to herein as “we,” “our,” “us,” the “Company” or “CRC”) for use at the 2017 annual meeting of stockholders to be held on May 10, 2017 at 11:00 a.m., local time, at the Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301, or at any adjournment or postponement thereof (the “Annual Meeting”).

Purposes of the Annual Meeting; Board Recommendations

The agenda for the Annual Meeting includes the following items:

Agenda Item	Description	Board Recommends Vote

Proposal 1	Election of Messrs. Albrecht, Moncrief and Stevens, each to serve a one-year term and until his successor has been elected and qualified	FOR

Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2017	FOR

Proposal 3	Advisory vote to approve named executive officer compensation	FOR

Notice of Internet Availability of Proxy Materials

On or about March 28, 2017, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 13, 2017. The Notice of Internet Availability of Proxy Materials contained instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Voting Procedures

Record Date

At the close of business on March 13, 2017, the “Record Date” for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, there were 42,551,169 shares of common stock outstanding, each share of which is entitled to one vote. Common stock is the only class of our outstanding securities entitled to receive notice of and to vote at the Annual Meeting.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Todd A. Stevens and William E. Albrecht as your proxy holders (“Proxy Holders”) to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.

Quorum and Discretionary Authority

The presence at the Annual Meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum in order to transact business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

The Chairman of the Annual Meeting or, if directed by the chairperson of the Annual Meeting, a majority of the shares so represented, may adjourn the Annual Meeting from time to time, whether or not there is a quorum represented, and the Proxy Holders will vote the proxies they have been authorized to vote at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board of Directors have not been received, the Chairman of the meeting or the Proxy Holders may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

Our Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxies solicited by the Board of Directors will provide the Proxy Holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the Proxy Holders in accordance with the specification.

How to Vote Shares Registered in Your Name

If you own shares that are registered in your own name, you are a “registered stockholder” and you may attend the Annual Meeting and vote in person. You also may vote by proxy without attending the Annual Meeting in any of the following ways:

•

By Internet.  You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, on May 9, 2017.

•

By Telephone.  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available after 11:59 p.m., Eastern Time, on May 9, 2017.

•

In Person.  You may vote in person at the Annual Meeting by completing a ballot, which will be available at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided.

For stockholders who have their shares voted by duly submitting a proxy by Internet, telephone or mail, the Proxy Holders will vote all shares represented by such valid proxies in accordance with the Board of Directors’ recommendations as set forth above, unless a stockholder appropriately specifies otherwise.

If you received more than one Notice of Internet Availability of Proxy Materials, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each Notice of Internet Availability of Proxy Materials that you receive in order for all of your shares to be voted at the Annual Meeting.

How to Vote Shares Held in “Street Name”

If you hold shares through a brokerage firm, trustee, bank, other financial intermediary or nominee (known as shares held in “street name”), you will receive from that broker, trustee, bank, financial intermediary or other nominee (the “intermediary”) a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the NYSE and you want to vote on any of the proposals to be submitted to a vote at the Annual Meeting (except as to Proposal 2), you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that the broker is not able to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.” Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted. Under NYSE rules, Proposal 2 is considered a “routine matter,” and thus a broker is permitted in its discretion to cast a vote on this proposal as to your shares in the event that you do not provide the broker with voting instructions.

If you hold shares in street name and wish to vote your shares in person at the Annual Meeting, you must first obtain a valid proxy from the intermediary. To attend the Annual Meeting in person (regardless of whether you intend to vote your shares in person at the Annual Meeting), you should follow the instructions under “Attending the Annual Meeting in Person” below.

If you received more than one voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form that you receive in order for all of your shares to be voted at the Annual Meeting.

Revoking or Changing a Proxy

If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	voting again through the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 9, 2017;
•	requesting, completing and mailing in a new paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials;
•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or
•

submitting a written notice of revocation to the Corporate Secretary of California Resources Corporation at 9200 Oakdale Avenue, Suite 900, Los Angeles, California 91311 that is received no later than May 9, 2017.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with that entity’s procedures.

Required Vote and Method of Counting

Proposal 1. Election of Directors

We have adopted a majority voting policy with respect to the election of directors to the Board of Directors. See “Majority Voting for Directors” below. The election of directors involves a matter on which a broker (or other nominee) does not have “discretionary” authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. In such case, a broker non-vote may occur. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the election of directors.

Proposal 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on the matter at the Annual Meeting, is required to approve Proposal 2. Proposal 2 involves a matter on which a broker (or other nominee) does have “discretionary” authority to vote. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal in its discretion. With respect to Proposal 2, a vote of “ABSTAIN” will have the same effect as a vote “AGAINST.”

Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

The affirmative vote of a majority of the shares present in person, or represented by proxy at the Annual Meeting, and entitled to vote on the matter at the Annual Meeting, is required to approve the recommendations in Proposal 3. Such proposal involves matters on which a broker (or other nominee) does not have “discretionary” authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. In such case, a broker non-vote may occur. Broker non-votes are not considered to be entitled to vote and will have no effect on the outcome of Proposal 3. Abstentions are treated as present or represented and voting and will have the same effect as a vote “AGAINST.”

With respect to Proposal 3, while this vote is required by law, it will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” including the compensation tables that follow, which discusses in detail how our executive compensation program implements our compensation philosophy.

Majority Voting for Directors

We have adopted a majority voting policy with respect to the election of directors to the Board of Directors. In accordance with our Bylaws, in order to be elected as a director, a director nominee must receive more votes cast “FOR” than “AGAINST” his or her election. This policy does not apply if the number of nominees for director exceeds the number of directors to be elected on or after the tenth day preceding the date we first mail the Notice of Annual Meeting, in which case directors shall be elected by a plurality of shares present in person, or represented by proxy at the Annual Meeting.

Unless the election is by plurality vote as set forth above, if an incumbent nominee for director receives an equal or greater number of votes cast “AGAINST” than votes cast “FOR” his or her election, the nominee shall promptly tender his or her resignation to the Board of Directors. Such director resignation will become effective upon acceptance by the Board of Directors of such resignation based on any factors deemed relevant by the Board of Directors. The foregoing summary is qualified by the terms of our majority voting policy, which are included in our Bylaws.

Method and Cost of Soliciting and Tabulating Votes

The Board of Directors is providing these proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. In addition, we will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to the beneficial owners of our stock, and we will reimburse them for postage and clerical expenses. We will bear the costs of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of the Notice of Internet Availability of Proxy Materials, the Notice of the 2017 Annual Meeting of Stockholders, this proxy statement, the proxy card and any additional information furnished by us to our stockholders. In addition, we have hired D.F. King & Co., Inc. to assist us in soliciting proxies, which it may do by telephone or in person. We will pay D.F. King & Co. a fee of $7,500, plus expenses.

Attending the Annual Meeting in Person

Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, you must present a valid form of government-issued photo identification, such as a driver’s license or passport. In addition to such personal identification, you will need an admission ticket or proof of ownership of CRC stock to enter the annual meeting. If your shares are registered in your name, you will find an admission ticket attached to the notice regarding the internet availability of proxy materials or the proxy card sent to you. If your shares are held in street name with a broker, bank or other nominee, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

No cameras, telephones, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

The Annual Meeting will be held at the Bakersfield Marriott at the Convention Center, located at 801 Truxtun Avenue, Bakersfield, California 93301.

Spin-off from Occidental

On November 30, 2014, Occidental Petroleum Corporation (“Occidental”) completed the spin-off (the “Spin-off”) of its California oil and gas operations and related assets, liabilities and obligations, which we assumed in connection with the Spin-off from Occidental. As a result, we became a separate, publicly-traded company. The Spin-off was effected through a pro rata distribution to Occidental stockholders of our common stock. Occidental retained 18.5% of our common stock, which it distributed to Occidental’s stockholders on March 24, 2016.

Corporate Governance

General Overview

We are committed to good corporate governance. In furtherance thereof, the Board of Directors has adopted governance documents to guide the operation and direction of the Board and its committees, which include Corporate Governance Guidelines, a Business Ethics Policy (which applies to all directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer) and charters for the Audit, Compensation, Nominating and Governance and Health, Safety and Environmental Committees. Each of these documents is available on our website (www.crc.com), and stockholders may obtain a printed copy, free of charge, by sending a written request to California Resources Corporation, Attention: Corporate Secretary, 9200 Oakdale Avenue, Suite 900, Los Angeles, California 91311. We will also promptly post on our website any amendments to these documents and any waivers from the Business Ethics Policy for our directors and principal executive, financial and accounting officers.

Our Board of Directors

At the time of the Spin-off, our Board of Directors was temporarily divided into three classes. One of the three classes has been elected each year on a rotating basis to succeed the directors of the subject class whose terms are expiring. The directors originally designated as Classes I and II were last elected in 2015 and 2016, respectively. The term of the directors in the class originally designated as Class III expires in 2017. After this year’s election of directors, the terms of each of the directors will expire in 2018. Commencing with the election of the directors at the 2018 annual meeting, the Board of Directors will cease to be classified, and the directors elected at the 2018 annual meeting (and each annual meeting thereafter) shall be elected for a one year term.

Ms. Kehr, who is one of the directors in the class originally designated as Class III, is not standing for reelection to the Board of Directors due to her increased responsibilities on another board and other time constraints. As a result, Ms. Kehr’s term will expire at the 2017 Annual Meeting, at which time the size of the Board of Directors will be reduced from ten to nine directors. The Board of Directors values diversity in its membership, and is actively pursuing steps to improve diversity after Ms. Kehr leaves the Board.

Mr. Timothy Sloan resigned from the Company’s Board of Directors effective as of February 28, 2017, as a result of his recent appointment as President and CEO and election to the board of Wells Fargo & Company. At the time of his resignation, Mr. Sloan served on the Compensation Committee and Health, Safety and Environmental Committee of the Board. Mr. Sloan’s decision to resign from the Company’s Board was not related to any disagreement with the Company regarding its operations, policies or practices. The Board elected Mr. Harry McMahon to fill the vacancy resulting from the departure of Mr. Sloan, effective as of March 1, 2017. Mr. McMahon will serve the remaining term of Mr. Sloan (expiring in 2018) as an independent director, and will serve on the Audit Committee and the Compensation Committee of the Board.

Set forth below is biographical information regarding each of our directors as well as the specific experience, qualifications, attributes and skills that led to the conclusion that such individual should serve as director. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any person was selected as a director or an executive officer, respectively.

William E. Albrecht Chairman	• Former VP at Occidental • 35+ years’ experience in domestic oil and gas • Director of Halliburton Co. and Rowan Companies

Director since: 2014

Age: 65

Mr. Albrecht has served on the Board of Directors of CRC since 2014.  He was appointed as Chairman of the Board in 2016. He served as Executive Chairman of the Board of Directors from 2014 to 2016. Mr. Albrecht served as Vice President of Occidental from 2008 to 2014 and as President, Oxy Oil & Gas, Americas from 2012 to 2014. Mr. Albrecht also served as President—Oxy Oil & Gas, USA from 2008 to 2012. During his tenure with Occidental, Mr. Albrecht had managerial oversight over its upstream assets. Mr. Albrecht has more than 35 years of experience in the domestic oil and gas industry, having previously served as an executive officer for domestic energy producer EOG Resources, and as a petroleum engineer for Tenneco Oil Company. Since 2015, Mr. Albrecht has served on the board of directors of the Rowan Companies, plc an international offshore drilling contractor providing jackups and drill ships for the offshore drilling industry. Mr. Albrecht is a member of its Audit Committee and Health, Safety and Environment Committee and was elected as chairman of the board as of the 2017 annual meeting.  Since 2016, Mr. Albrecht has served on the board of directors of Halliburton Co. and is a member of its Compensation Committee and Health, Safety and Environment Committee. Mr. Albrecht holds a Master of Science degree from the University of Southern California and a Bachelor of Science degree from the United States Military Academy. Mr. Albrecht is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, and has completed NACD’s comprehensive program of study for directors and corporate governance professionals.

Skills and Qualifications

Mr. Albrecht brings extensive managerial and operational experience in the upstream domestic and international energy business to the Board of Directors. He also has a deep knowledge of our assets that gives the Board a valuable perspective on the specific strengths and challenges associated with our operations. Mr. Albrecht brings broad experience in proactively engaging with regulatory agencies, communities, and other stakeholders that makes him a valuable member of our Board of Directors.

Justin A. Gannon	• Former executive at Grant Thornton • Audit Partner at Arthur Andersen for 21 years • Director of CrossAmerica Partners

Director since: 2014

Age: 67

•   Chairman of the Audit Committee

•   Member of the Compensation Committee

Mr. Gannon has served on the Board of Directors of CRC since 2014. Since 2013, Mr. Gannon has acted as an independent consultant and private investor. From 2003 to 2013, Mr. Gannon served in various roles at Grant Thornton LLP, an independent audit, tax and advisory firm, including as National Leader of Merger and Acquisition Development from 2011 to 2013, Central Region Managing Partner from 2010 to 2011, Office Managing Partner in Houston, Texas from 2007 to 2011 and Office Managing Partner in Kansas City, Missouri from 2004 to 2007. From 1971 to 2002, Mr. Gannon worked at Arthur Andersen LLP, including as an Audit Partner for 21 years. Mr. Gannon is also a Director, Chairman of the Audit Committee and Member of the Conflicts Committee of the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership engaged in motor fuels distribution. He is a former chairman of the Board of Directors of American Red Cross charters in the Tulsa, Oklahoma and San Antonio, Texas areas. Mr. Gannon received a Bachelor of Science degree in Accounting from Loyola Marymount University and is a Certified Public Accountant in Texas (active) and California (inactive).

Skills and Qualifications

Mr. Gannon’s more than four decades in financial accounting practice and his private investment experience give him deep insight into financial analysis and management. His experience is especially valuable to the Board because of the extent to which his clients were involved in oil and gas upstream exploration and production. His financial acumen enables Mr. Gannon to guide the Board in its fiscal and strategic oversight of CRC.

Ronald L. Havner, Jr.	• Chairman and CEO of Public Storage • Director of Avalon Bay • 2014 Chairman of Board of Governors of National Association of REITs

Director since: 2014

Age: 59

•   Member of the Audit Committee

•   Member of the Health, Safety and Environmental Committee

Mr. Havner has served on the Board of Directors of CRC since 2014. Mr. Havner is the Chairman of the Board and Chief Executive Officer of Public Storage, a developer, owner and operator of self-storage facilities. He was elected Vice Chairman and Chief Executive Officer of Public Storage in 2002 and was elected Chairman of the Board in 2011. He joined Public Storage in 1986.  Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. since 1996 and served as its Chief Executive Officer until 2003. He has served on the board of Avalon Bay, a publicly-traded real estate investment company, since 2014 and serves as a member of its Audit Committee and its Investment and Finance Committee. He has been a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. since 2006, and served as its Chairman in 2014. Mr. Havner holds a Bachelor of Arts degree from the University of California in Los Angeles.

Skills and Qualifications

Mr. Havner’s experience as Chief Executive Officer of a public, California-headquartered business with locations across the United States and Europe gives him valuable insight into business generally, and business in California in particular. His nearly three decades of experience growing a business gives him valuable perspectives that help CRC implement its business plans. His experience as Chief Executive Officer gives him a broad perspective across corporate functions, including management, operations, finance, human resources and governance.

Catherine A. Kehr	• Board Chair of Southwestern Energy Company • Former executive at Capital Research Company • Former executive at Atlantic Richfield Company

Director since: 2015

Age: 54

•   Chairman of the Compensation Committee

•   Member of the Audit Committee

Ms. Kehr has served on the Board of Directors of CRC since 2015. Ms. Kehr has served on the board of directors of Southwestern Energy since 2011 and is Board Chair, Chair of the Nominating and Governance Committee and a member of the Audit Committee. She retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities for The Capital Group Companies. From 1992 to 1997, she was an investment analyst and fund manager with responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel. In 2001, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania. Ms. Kehr holds the Chartered Financial Analyst designation.

Skills and Qualifications

Ms. Kehr brings the Board a valuable investor perspective as an investment professional and portfolio manager. Her financial expertise, global energy experience and governance experience lend strong insights to Board considerations. Ms. Kehr brings to the Board a high level of quantitative and analytic rigor grounded in the energy industry.

Harold M. Korell Lead Independent Director	• Former Chairman of Southwestern Energy Company • Former CEO of Southwestern Energy Company

Director since: 2014

Age: 72

•   Member of the Nominating and Governance Committee

•   Member of the Health, Safety and Environmental Committee

Mr. Korell has served on the Board of Directors of CRC and as Lead Independent Director since 2014. From 2002 through 2014, Mr. Korell served as the Chairman of the Board of Southwestern Energy Company, an independent energy company engaged in natural gas and oil exploration, development and production. From 2009 to 2010, he served as Southwestern’s Executive Chairman and, from 1999 to 2009, as its Chief Executive Officer. From 1997 to 2009, Mr. Korell served in various other roles at Southwestern, including President and Executive Vice President and Chief Operating Officer. Prior to his tenure at Southwestern, Mr. Korell was Senior Vice President—Operations of American Exploration Company, Executive Vice President of McCormick Resources, held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production, and held various positions with Mobil Corporation. He is a member of the Society of Petroleum Engineers and, until 2010, served as a Board Member for the Independent Petroleum Association of America and the American Exploration & Production Council and as a Board Member and Executive Committee Member for America’s Natural Gas Alliance. He also serves on the Board of Governors at the Colorado School of Mines and the Board of Trustees at the Baylor College of Medicine. Mr. Korell holds a degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines.

Skills and Qualifications

Mr. Korell’s experience over four decades in the oil and gas industry gives him a broad understanding of the upstream oil and gas business as well as the midstream and public utility businesses. Mr. Korell’s leadership during a time of dramatic expansion for his company provides valuable insights into strategic and operational, corporate and governance matters. In addition, Mr. Korell provides a deep understanding of our assets due to his involvement with a number of them early in his career that lend specific knowledge and understanding to Board discussions.

Harry T. McMahon	• Former Executive Vice Chairman for Bank of America Merrill Lynch • Senior Advisor to G100 Network

Director since: 2017

Age: 63

•   Member of the Audit Committee

•   Member of the Compensation Committee

The Board of Directors elected Mr. McMahon to fill the vacancy resulting from the departure of Mr. Sloan, effective as of March 1, 2017. Since 2015 he has been a Senior Advisor to the G100 Network, a Leadership Advisory Consortium focused on CEO and Board Development. From 1983 to 2015 Mr. McMahon served in various positions for Bank of America Merrill Lynch including, most recently, as Executive Vice Chairman (the firm's first following the merger of Merrill Lynch and Bank of America). His other roles included service as Vice Chairman and Co-Head of Global Corporate Finance of Merrill Lynch and over 25 years running Investment Banking for the firm's Western Region. During his career Mr. McMahon advised on more than 400 transactions. Mr. McMahon also serves as a trustee of Claremont McKenna College, and is a director of Cottage Health Systems. Mr. McMahon received a Masters of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from Claremont McKenna College.

Skills and Qualifications

Mr. McMahon's over three decades of investment banking experience will provide the Board with deep insight into financial structuring matters and fashioning innovative strategic solutions. His senior managerial roles, including as Executive Vice Chairman of one of the nation's largest banks and as Senior Advisor to the G100 Network, also give him valuable perspectives on maintaining ties between boards and management.

Richard W. Moncrief	• CEO of Moncrief Oil International • Extensive experience in the upstream oil and gas industry

Director since: 2014

Age: 74

•   Chairman of the Health, Safety and Environmental Committee

•   Member of the Audit Committee

Mr. Moncrief has served on the Board of Directors of CRC since 2014. Mr. Moncrief has been a principal in Moncrief Oil International, Inc., an oil and gas exploration and production company with headquarters in Fort Worth, Texas, since founding the company in 1970. He currently serves as its Chief Executive Officer. Moncrief Oil participates in U.S. and international oil and gas exploration and production. Mr. Moncrief also serves on the boards of trustees for the Amon Carter Museum and the University of Texas Development Board. He holds a Bachelor of Science degree in petroleum engineering as a Distinguished Graduate from the University of Texas.

Skills and Qualifications

Mr. Moncrief’s extensive experience as the head of a large private upstream oil and gas exploration company allows him to bring an in-depth understanding of key industry issues to the Board of Directors. His leadership experience at Moncrief Oil provides him with strategic and management insights from which CRC benefits. Mr. Moncrief offers entrepreneurial expertise forged over years in the business of oil and gas exploration.

Avedick B. Poladian	• Former COO and EVP of Lowe Enterprises • Former Partner at Arthur Andersen • Director of Occidental and Public Storage

Director since: 2014

Age: 65

•   Member of the Compensation Committee

•   Member of the Nominating and Governance Committee

Mr. Poladian has served on the Board of Directors of CRC since 2014. From 2006 to 2016, Mr. Poladian served as Executive Vice President and Chief Operating Officer of Lowe Enterprises, Inc., a diversified national real estate company active in commercial, residential and hospitality property investment, management and development. Mr. Poladian previously served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Lowe from 2003 to 2006. Mr. Poladian was with Arthur Andersen LLP from 1974 to 2002, most recently as a Partner, and is a Certified Public Accountant (inactive). He is a past member of the Young Presidents Organization, the Chief Executive Organization, the California Society of CPAs and the American Institute of CPAs. Mr. Poladian is a director of the YMCA of Metropolitan Los Angeles, a member of the Board of Councilors of the University of Southern California Price School of Public Policy, a member of the Board of Advisors of the Ronald Reagan UCLA Medical Center, and a former Trustee of Loyola Marymount University. He serves as a director and on the Audit Committees of two funds managed by Western Asset Management Funds. He is also a member of the Board of Trustees of Public Storage where he is the Chair of the Audit Committee and the Chair of the Nominating and Corporate Governance Committee. Mr. Poladian also serves as a director of Occidental Petroleum Corporation where he is a member of the Executive Compensation Committee and the Finance and Risk Management Committee, and chair of the Audit Committee. He previously served as a director of California Pizza Kitchen.

Skills and Qualifications

Mr. Poladian’s service in a senior management position at one of the world’s largest accounting firms, combined with his experience as Chief Operating Officer and Chief Financial Officer of a diversified real estate company, gives Mr. Poladian deep knowledge of key business issues, including personnel and asset utilization. He also provides insight into all aspects of fiscal management. Through his work on the boards of various entities, Mr. Poladian has garnered valuable insight into our business and corporate governance generally.

Robert V. Sinnott	• Co-Chairman of Kayne Anderson Capital • Director of PAA GP Holdings • Experience at United Energy Resources

Director since: 2014

Age: 67

•   Chairman of the Nominating and Governance Committee

Mr. Sinnott was appointed to the Board of Directors of CRC in 2014. Mr. Sinnott is co-chairman of Kayne Anderson Capital Advisors, L.P., an investment management firm. Until 2016 he served there as President, Chief Executive Officer and Chief Investment Officer. He also served as a Managing Director there from 1992 to 1996 and as its Senior Managing Director from 1996 until assuming the role of Chief Executive Officer in 2010. He is also President of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Sinnott served as a director of Kayne Anderson Energy Development Company from 2006 through 2013. He was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992 and previously held positions with United Energy Resources, a pipeline company and Bank of America in its oil and gas finance department. Since 1998, Mr. Sinnott has served on the board of PAA GP Holdings LLC and its predecessor entities. Since January 2017, Mr. Sinnott has been Vice Chairman of the Board of Directors of Kayne Anderson Acquisition Corp., which is a newly organized blank check company that intends to acquire and operate a business in the energy industry. Additionally, he is a director of the Kayne Anderson Capital Advisors Foundation and a member of the Board of Visitors of the UCLA Anderson School of Management. Mr. Sinnott received a Bachelor of Arts degree from the University of Virginia and a Masters of Business Administration from Harvard University.

Skills and Qualifications

As President of a California-based investment company investing in energy and other areas, Mr. Sinnott brings extensive insight into the oil and gas and financial industries to the CRC Board of Directors. His responsibility for analyzing industry players and managing a multi-billion dollar investment enterprise allow him to provide insight on a broad variety of matters affecting the oil and gas industry generally and the company specifically. He brings deep understanding of and insight into strategic alternatives, industry trends, deal structures and finance.

Todd A. Stevens President & CEO	• Former VP Corporate Development at Occidental • Former VP California Operations and VP of Acquisitions and Finance at Occidental

Director since: 2014

Age: 50

Mr. Stevens was appointed President, Chief Executive Officer and a Director of CRC in 2014. Mr. Stevens served as Vice President—Corporate Development of Occidental Petroleum Corporation from 2012 to 2014, as Vice President—California Operations, Oxy Oil & Gas from 2008 to 2012, and as Vice President—Acquisitions and Corporate Finance of Occidental from 2004 to 2012. Mr. Stevens holds a Master of Business Administration degree from the University of Southern California and a Bachelor of Science degree from the United States Military Academy.

Skills and Qualifications

Our Board of Directors benefits from Mr. Stevens’ deep knowledge of the oil and gas industry and his expertise in strategically evaluating and valuing oil and gas assets that is derived from years of buying and integrating exploration and production assets, many of which we currently own. Mr. Stevens also brings specific insight into the Company’s operations from his significant managerial experience as an executive at Occidental, including his strong experience in allocating capital and managing Occidental’s and our assets. Mr. Stevens’ extensive experience dealing with California’s regulatory environment, agencies and political landscape and his ability to forge strong ties within the state have proven a valuable asset to the Company.

Board Leadership Structure

Chairman

The Board of Directors’ leadership structure separates the CEO and Chairman of the Board positions. Mr. Stevens currently serves as our President and CEO. Mr. Albrecht previously held the position of Executive Chairman and transitioned to the role of non-executive Chairman as of the 2016 annual meeting.

The Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company, as the right leadership structure may vary as circumstances change. The Board of Directors believes it is in the best interest of the Company and its stockholders at this time to have separate CEO and Chairman positions, and have an independent director serve as Lead Independent Director working in conjunction with the Chairman. The Board of Directors has found that this structure enables the CEO to focus on operation of the Company’s business, while the Chairman and Lead Independent Director focus on leading the Board of Directors in its oversight role.

Lead Independent Director

The Board of Directors has created the position of Lead Independent Director, selected annually by the Board from among the independent directors. Mr. Korell has served as Lead Independent Director since December 2014 when he was selected in connection with the first meeting of the Board after the Spin-off, and the Board selected him to continue in this position at the meeting in February 2017. The Board of Directors believes that the Lead Independent Director position provides additional independent oversight for the Board and management. The responsibilities of the Lead Independent Director include acting as chair at meetings of the Board of Directors when the Chairman is not present, and preparing the agenda and presiding over executive sessions of the non-management directors of the Board of Directors.

Board Meetings and Attendance

During 2016, the Board of Directors held seven meetings, and each of the standing committees held the number of meetings included in the description of the committees set forth below. Each director attended at least 75% of the meetings of the Board of Directors and the standing committees on which he or she served that occurred during such directors’ terms in 2016 other than Mr. Sinnott. However, Mr. Sinnott met the 75% threshold after removing from consideration the two board meetings and one committee meeting held in early May that he could not attend due to an unexpected family emergency.

Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of stockholders.  Eight incumbent directors attended the annual meeting in early May 2016.  Mr. Sinnott did not attend due to the unexpected family emergency referenced above.

Executive Sessions of the Board

The Board of Directors intends to hold regularly scheduled meetings of independent directors in executive session without management present in conjunction with each regular board meeting. In addition to these regularly scheduled meetings, executive sessions may be called upon the request of any independent director. In 2016, the Board of Directors held executive sessions on the day of four of the regularly scheduled board meetings.

Committees of the Board

As of the date of this proxy statement, our Board of Directors has four separately designated standing committees. The membership and purposes of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. The Board of Directors and each committee has the power to hire independent legal, financial or other experts and advisors as it may deem necessary, without consulting or obtaining the approval of any officers of the Company in advance.

Audit Committee

Justin A. Gannon, Chair Ronald L. Havner, Jr. Catherine A. Kehr Harry T. McMahon Richard W. Moncrief

Our Audit Committee is composed entirely of independent directors. In addition to regularly scheduled meetings, the committee meets separately in executive sessions with representatives of our independent auditors, our internal audit personnel and representatives of senior management in performing its functions. The Audit Committee approves the appointment and services of the independent auditors and reviews the general scope of audit services, matters relating to internal controls systems and other matters related to accounting and reporting functions. The Audit Committee monitors the integrity of the financial statements of CRC.  The committee oversees the Company’s compliance with ethical standards, and reviews material related party transactions.  The Audit Committee also considers the qualifications and independence of the independent reserves engineering firm, and approves the selection and appointment of such firm. The Board of Directors determined that all of the members of the Audit Committee are financially literate and have accounting or financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors also determined that Mr. Gannon qualifies as an audit committee financial expert under the applicable rules of the Securities Exchange Act of 1934, as amended.

5 Meetings in 2016

Compensation Committee

Justin A. Gannon Catherine A. Kehr, Chair Harry T. McMahon Avedick B. Poladian

Our Compensation Committee is composed entirely of independent directors. The committee is responsible for (i) determining compensation for our Chief Executive Officer and other executive officers, (ii) overseeing and approving compensation and employee benefit policies, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement, and (iv) overseeing the evaluation of the performance of our executives. The Board of Directors has formed a subcommittee of the Compensation Committee to serve as the “Committee” for purposes of administering our Long-Term Incentive Plan, as defined below, and taking such other actions as the subcommittee determines are advisable for purposes of qualification for certain exemptions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (including Rule 16b-3 thereunder) and Section 162(m) of the Internal Revenue Code of 1986, as amended.  Mr. Gannon and Ms. Kehr are the members of the subcommittee.

7 Meetings in 2016

Nominating and Governance Committee

Harold M. Korell Avedick B. Poladian Robert V. Sinnott, Chair

The Nominating and Governance Committee is composed entirely of independent directors. The committee makes proposals to the Board of Directors for candidates to be nominated by the Board of Directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating and Governance Committee develops and recommends a set of corporate governance guidelines to our Board of Directors and oversees the evaluation of our Board and its committees. The Nominating and Governance Committee meets periodically on succession planning. The Company’s Corporate Governance Guidelines state that the CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Each year, the Nominating and Governance Committee determines which directors, if any, qualify as independent, disinterested, non-employee or outside directors under applicable standards.  The Nominating and Governance Committee periodically reviews the advisability or need for any changes in the Board committee structure, and recommends to the Board the composition of each Board committee.

3 Meetings in 2016

Health, Safety and Environmental Committee

Ronald L. Havner, Jr. Harold M. Korell Richard W. Moncrief, Chair

Our Health, Safety and Environmental Committee is composed entirely of independent directors. The committee reviews and discusses the status of health, safety and environmental objectives, issues, laws and regulations with management. It also reviews our programs to ensure compliance with applicable laws and regulations, conservation of natural resources and related community engagement and periodically reports to the Board of Directors on matters affecting the Company.

3 Meetings in 2016

Director Independence Determinations

To qualify as “independent” under the NYSE listing standards, the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The NYSE independent director criteria include that the director not be our employee and not have engaged in various types of business dealings with us.

The Board of Directors has reviewed all direct or indirect business relationships of which it is aware between each director (including his or her immediate family) and us, including those relationships described under “Related Party Transactions” below, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. Based on this evaluation, the Board of Directors has determined that Messrs. Gannon, Havner, Korell, McMahon, Moncrief, Poladian and Sinnott and Ms. Kehr are independent directors as that term is defined in the listing standards of the NYSE. Neither Mr. Albrecht, the Chairman of the Board, nor Mr. Stevens, the President and Chief Executive Officer, is considered by the Board of Directors to be an independent director because of his prior or current employment with CRC.

Director Overboarding Policy

In response to the low reelection vote for Mr. Havner in 2016 (compared to other director nominees) and the concerns shared with the Company by certain shareholders and shareholder advisory firms, the Board amended its overboarding policy to restrict directors who are currently sitting CEOs of public companies from serving on more than two other public company boards without approval of the Nominating and Governance Committee. Where such boards are for related companies or for companies in the same fund complex, the Board determined that such service will be counted as service on one board, unless the Nominating and Governance Committee determines otherwise.

In applying this newly amended policy, the Nominating and Governance Committee considered whether Mr. Havner’s role on the boards of Public Storage, PS Business Parks and Avalon Bay would enable him to commit sufficient focus and time to perform responsibly his duties as a director of CRC. The Nominating and Governance Committee determined that Mr. Havner’s service on the boards of Public Storage and PS Business Parks, which are related companies, should be counted as service on one board. In making this determination, the Nominating and Governance Committee considered the substantial overlap between his duties as chief executive officer and chairman of Public Storage and his duties as a director of PS Business Parks, particularly given Public Storage’s 42% ownership of PS Business Parks, the fact that PS Business Parks’ financial results are reflected in Public Storage’s financial statements under the equity method of accounting, and the contractual relationships between Public Storage and PS Business Parks, including the management agreement, property management agreement, license agreement and cost sharing and administration services agreement. In addition, Mr. Havner has a lengthy term of service with both related companies, working as an executive at Public Storage from 1986 to the present, including as CEO since 2002, and acting as the President and CEO of PS Business Parks from 1997 to 2002.  As a result, Mr. Havner has a great familiarity with both businesses. The Nominating and Governance Committee views the time commitment required for the boards of Public Storage and PS Business Parks to be similar to that required for a single board. The Nominating and Governance Committee believes that Mr. Havner’s active participation and attendance at the 2016 meetings of the CRC Board of Directors and the standing committees on which he served further evidence that the time commitments required for these other boards still allow Mr. Havner to commit sufficient time and focus to his CRC director duties.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is now, or at any time since the beginning of 2016 has been, employed by or served as an officer of CRC or any of its subsidiaries or had any business relationship requiring disclosure with CRC or any of its subsidiaries. None of our executive officers is now, or at any time has been, since the beginning of 2016, a member of the compensation committee or board of directors of another entity one of whose executive officers has been a member of our Board of Directors or Compensation Committee.

Communications with Directors

Our Board of Directors welcomes communications from our stockholders and other interested parties. Communications to our Board of Directors, to any committee of our board, to the Lead Independent Director (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, should be sent to:

Board of Directors, Committee Name or director’s name, as appropriate

California Resources Corporation

9200 Oakdale Avenue, Suite 900

Los Angeles, California 91311

We will forward all correspondence directly to the committee or individual director, as appropriate. Our independent directors approved our process for collecting and organizing stockholder communications to the Board of Directors.

If any stockholder or third party has a complaint or concern regarding accounting, internal accounting controls or auditing matters at CRC, they should send their complaint in writing to Mr. Gannon, the Chairman of the Audit Committee, at the address listed above.

The Board’s Role in Risk Oversight

Our Company’s management is responsible for the day-to-day management of risks to the Company. The Board of Directors has broad oversight responsibility for our risk management programs.

Consideration of Director Nominees

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the Board nominees as directors to be presented for election at meetings of the stockholders or of the Board of Directors. Our Nominating and Governance Committee evaluates candidates for nomination to the Board of Directors, including those recommended by stockholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the Annual Meeting.

Director Criteria, Qualifications, Experience and Diversity

Our Corporate Governance Guidelines contain qualifications that apply to director nominees recommended by our Nominating and Governance Committee. In the event that a vacancy on the Board of Directors arises, the Nominating and Governance Committee will consider and review the candidate’s following qualifications:

•	relevant skills, qualifications and experience;
•	independence under applicable standards;
•	business judgment;
•	service on boards of directors of other companies;
•	personal and professional integrity, including commitment to the Company’s core values;
•	willingness to commit the required time to serve as a Board of Directors member;
•	familiarity with the Company and its industry; and
•	such other matters as the committee deems appropriate.

The Nominating and Governance Committee also will consider the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board of Directors.

With respect to the reelection of an existing director, the Nominating and Governance Committee will consider and review the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to the Company’s core values;
•	relevant experience, skills, qualifications and contributions that the existing director brings to the Board;
•	independence under applicable standards; and
•	such other matters as the committee deems appropriate.

Certain Relationships and Related Transactions

Policies and Procedures

Our Board of Directors adopted policies restricting related party transactions. We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary’s office implements procedures to obtain information from the directors and executive officers with respect to related party transactions. The Audit Committee reviews and discusses with management and the independent registered public accounting firm any material related party transactions as defined by, and required to be disclosed under, the rules of the Securities and Exchange Commission (“SEC”) and the NYSE. Agreements that embody transactions that are material in amount or significance are filed with the SEC as required.

Our business ethics and corporate policies prohibit significant conflicts of interest. Any waivers of these policies require approval by the compliance officer, or in the case of conflicts of our executive officers or directors, the Board of Directors. Under our Business Ethics and Corporate Policies, conflicts of interest generally are deemed to occur when private or family interests do not appear impartial, interfere or compete with the interests of our Company.

We have multiple processes for reporting conflicts of interests, including related party transactions. Under our Business Ethics and Corporate Policies, all of our directors and employees are required to report any known or apparent conflict of interest, or potential conflict of interest, to their supervisors, the compliance officer, a member of the corporate compliance committee, our legal counsel, human resources, or the Board of Directors, as appropriate. As part of any review, the following factors are generally considered:

●	the nature of the related person’s interest in the transaction;
●	the material terms of the transaction;
●	the importance of the transaction to the related person;
●	the importance of the transaction to us;
●	whether the transaction would impair the judgment of a director or executive officer to act or their ability to act in our best interest;
●	whether the transaction might affect a director’s independence under NYSE standards; and
●	any other matters deemed appropriate with respect to the particular transaction.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the charter of our Nominating and Governance Committee requires that the committee members assess the independence of the non-management directors at least annually, including a requirement that it determine whether any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under “Director Independence Determinations.”

Arrangements between CRC and Occidental

Separation and Distribution Agreement

The Separation and Distribution Agreement governs the terms of the separation of Occidental’s California oil and gas exploration and production operations and related assets, liabilities and obligations (the “California business”) from Occidental’s other businesses. Generally, the Separation and Distribution Agreement includes the agreements of Occidental and us on the steps taken to complete the separation, including the assets and rights transferred, liabilities assumed or retained, contracts assigned and related matters. The Separation and Distribution Agreement provided for Occidental and us to transfer specified assets and liabilities between the two companies to separate the California business from Occidental’s remaining businesses. As a result of this transfer, we own all assets exclusively related to the California business and certain other assets related to the California business specifically allocated to us. We are also responsible for all liabilities, including environmental liabilities, to the extent relating to the operation or ownership of the California business or any of the assets allocated to us in the separation, as well as all liabilities arising out of, relating to or resulting from certain financing arrangements made in connection with the separation. Occidental retained all other assets and liabilities, including assets and liabilities related to discontinued businesses (other than those businesses that were a part of the California business prior to being discontinued).

Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets were transferred on an “as is, where is” basis.

The Separation and Distribution Agreement also governs the treatment of all aspects relating to indemnification and insurance, and generally provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of the remaining Occidental business with Occidental. The Separation and Distribution Agreement also established procedures for handling claims subject to indemnification and related matters. We and Occidental generally released each other from all claims arising prior to the Spin-off other than claims arising under the transaction agreements, including the indemnification provisions described above.

Transition Services Agreement

The Transition Services Agreement sets forth the terms on which Occidental provided to us, and we provided to Occidental, on an as-needed basis for 12 to 18 months from the Spin-off, certain services or functions that the companies historically shared.

Tax Sharing Agreement

The Tax Sharing Agreement governs the respective rights, responsibilities, and obligations of Occidental and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes. The Tax Sharing Agreement will remain in effect until the parties agree in writing to its termination; however, notwithstanding such termination, the Tax Sharing Agreement will remain in effect with respect to any payments or indemnification due for all taxable periods prior to such termination during which the agreement was in effect.

The Tax Sharing Agreement provides, among other things, that:

●

to the extent that any gain or income is recognized by Occidental (including its subsidiaries) in connection with the failure of the Spin-off or certain transactions undertaken in preparation for, or in connection with, the Spin-off, to qualify for tax-free treatment under the relevant provisions of the Code, CRC will indemnify Occidental for any taxes on such gain or income to the extent such failure is attributable to:

o

inaccurate covenants, representations, or warranties by CRC (or any CRC subsidiaries) made in connection with the Tax Sharing Agreement or any tax ruling requested or received from the IRS or opinions of Occidental’s outside tax advisors;

o	any breach by CRC (or any CRC subsidiaries) of certain restrictive covenants in the Tax Sharing Agreement; or
o	certain other actions taken by CRC; and
●

CRC will bear 50% of the amount of any taxes resulting from gain or income that is recognized by Occidental (including its subsidiaries) in connection with the failure of the Spin-off or a related transaction to qualify for tax-free treatment under the relevant provisions of the Code, to the extent such failure is not attributable to the fault of either party; however, if CRC receives an increase in the tax basis of its depletable, depreciable or amortizable assets as a result of any such tax being imposed, CRC will pay to Occidental an amount equal to any reduction in its tax liability attributable to such basis increase when such reduction in tax liability arises.

Occidental received a private letter ruling from the IRS substantially to the effect that certain aspects of the transactions that were undertaken in preparation for, or in connection with, the Spin-off will not cause the distribution to be taxable to Occidental or its affiliates for federal income tax purposes.

CRC agreed to certain restrictions intended to preserve the tax-free status of certain transactions taken in preparation for, or in connection with, the Spin-off. During the two-year period following March 24, 2016, these covenants restrict CRC’s ability to: (a) voluntarily liquidate or dissolve; (b) merge, convert or consolidate with or into another entity; (c) issue any capital stock or other equity interests, options or rights to acquire capital stock or other equity interests, or any other instruments convertible into or exchangeable for, or that could otherwise result in the issuance of, capital stock or other equity interests; (d) redeem or otherwise repurchase any outstanding capital stock or other equity interests, rights or instruments, other than pursuant to open market stock repurchase programs meeting certain requirements; (e) recapitalize, reclassify, or alter the voting rights of one or more shares of capital stock or other equity interests, rights or instruments; (f) take certain other actions inconsistent with any representation made in any materials provided in connection with any private letter ruling request or opinions of Occidental’s outside tax advisors; (g) increase or decrease the number of members of the Board of Directors of CRC or any pre-Spin-off CRC subsidiary, alter in any way the procedures for the nomination, election, and termination of members of the board, or expand, contract, or otherwise modify the rights of the board to govern the affairs of CRC except in certain circumstances; (h) sell, exchange, distribute, or otherwise dispose of any pre-Spin-off CRC subsidiary or all or a substantial part of the assets of any of the trades or businesses conducted by CRC and the pre-Spin-off CRC subsidiaries (other than sales or transfers of inventory in the ordinary course of business) before the Spin-off except in certain circumstances; (i) take, or fail to take, any action that causes the trades or businesses conducted by CRC or any pre-Spin-off CRC subsidiary to cease to be actively conducted in substantially the manner conducted pre-Spin-off; (j) sell, transfer or agree to sell or transfer to any corporate subsidiary any assets held by certain Occidental subsidiaries before Occidental’s internal reorganization in connection with the Spin-off; (k) enter into any negotiations, agreements, understandings, or arrangements with respect to any of the foregoing; and (l) take, or fail to take, any action that could reasonably be expected to cause the Spin-off to fail to qualify as a tax-free transaction under Sections 355, 361 and/or 368(a)(1)(D) of the Code. CRC may take certain actions otherwise subject to these restrictions only if Occidental consents to the taking of such action or if CRC obtains, and provides to Occidental, a private letter ruling from the IRS and/or an opinion from an independent law firm or accounting firm, in either case, reasonably acceptable to Occidental, to the effect that such action would not jeopardize the tax-free status of certain transactions related to the Spin-off.

Employee Matters Agreement

The Employee Matters Agreement governs Occidental’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for, among other things:

●

the assumption (or retention) by us and our subsidiaries of all liabilities and obligations relating to current and former employees of the California business (excluding, with respect to current employees, certain pension obligations and, with respect to former employees, certain pension, retiree medical and nonqualified deferred compensation plan obligations); and

●	the retention by Occidental of all employee and benefit plan-related liabilities and obligations not relating to current or former employees of the California business.

AMI Agreement

The Area of Mutual Interest Agreement (“AMI Agreement”) has a five-year term and sets forth the terms upon which Occidental may acquire an interest in and rights with respect to certain oil and gas properties (the “AMI Interests”) in the United States (excluding California and federal waters offshore California) (the “AMI Area”). Pursuant to the terms of the AMI Agreement, for a period of one year after notice from us, Occidental may elect to exercise an option to acquire an interest in the AMI Interests. Upon exercise, Occidental will acquire an undivided 51% interest in the subject AMI Interests for consideration equal to the sum of (i) 51% of the net acquisition price paid by us for such AMI Interests and (ii) 51% of the drilling and/or operating costs paid by us (net of any reimbursements) in respect of such AMI Interests attributable to any periods after the date of our acquisition of such AMI Interests, and less (iii) 51% of the revenue attributable to such AMI Interests after the date of our acquisition of such AMI Interests, subject to certain limited exceptions. If applicable, in connection with the exercise of Occidental’s option, we will resign as operator and vote for Occidental or its designee as the replacement operator.

Confidentiality and Trade Secret Protection Agreement

Pursuant to the Confidentiality and Trade Secret Protection Agreement, we agreed to keep confidential certain information we learned about Occidental prior to the Spin-off. In order to preserve Occidental’s trade secrets and confidential information and to protect the goodwill transferred to us in connection with the Spin-off, among other things, CRC and Occidental agreed (i) not to hire the other party’s employees for a period of one year following the completion of the Spin-off and (ii) not to solicit the other party’s employees for an additional four years following the expiration of the non-hire restrictions.

Intellectual Property License Agreement

The Intellectual Property License Agreement sets forth the terms on which Occidental, on behalf of itself and its affiliates, licensed certain intellectual property and documentation to us and our affiliates, including software owned by Occidental and its affiliates. We have the right to create derivative works of the software and documentation and use them for our internal business purposes. The Intellectual Property License Agreement also sets forth the terms on which we licensed Occidental and its affiliates certain data and documentation. Occidental and its affiliates have the right to create derivative works of such data and documentation and use them for their internal business purposes.

Other Related Party Transactions

In addition to the related party transactions described in “Arrangements between CRC and Occidental” above, this section discusses other transactions and relationships with related persons since the beginning of our most recently completed fiscal year.

Marketing Transactions

We sell and purchase products with subsidiaries of Plains All American Pipeline, L.P. (“Plains”). Occidental owns approximately 12% of the general partner of Plains. Funds managed by Kayne Anderson Capital Advisors L.P. and affiliates (“Kayne Anderson”) own approximately 12% of the general partner of Plains, approximately 2.95% of the limited partner units of Plains and an additional approximately 7.71% general partner interest in Plains GP Holdings, L.P. (the public portion of the general partner). Occidental appoints a director, and Mr. Sinnott serves as a director, for the general partner of Plains. For the year ended December 31, 2016, transactions with Plains accounted for approximately $131 million of our net sales.

Transactions with Related Persons, Promoters and Certain Control Persons

Certain funds controlled by Kayne Anderson Investment Management, Inc. (“Kayne Anderson Investment”), of which Mr. Sinnott serves as President, purchased in 2015 and sold in 2016, approximately $63 million in aggregate principal amount of our 6% senior notes due 2024. During 2016, certain funds controlled by Kayne Anderson Investment purchased and as of January 24, 2017 continued to hold, approximately $63.4 million in aggregate principal amount of our 8% senior notes due 2022, and approximately $7.5 million in aggregate principal amount of our first-lien, second-out term loan credit facility. Mr. Sinnott did not participate in Kayne Anderson’s decision-making process with respect to these transactions.

Wells Fargo & Company, of which Mr. Sloan currently serves as President and Chief Executive Officer, or its affiliates (“Wells”) acted as a Joint Book-Running Manager for, and initial purchaser for approximately $430 million in aggregate principal amount of, our senior unsecured notes in 2014. As of January 26, 2017, Wells no longer held any of such notes. Wells is a lender and Documentation Agent under our Revolving Credit Facility and Term Loan Facility. Wells’ portion of the total commitments as of December 31, 2016, and the maximum aggregate principal amount outstanding in 2016, under our Revolving Credit Facility and Term Loan collectively was approximately $127.4 million and $149.8 million, respectively. Wells received interest of approximately $4.4 million under the Revolving Credit Facility and Term Loan in 2016 at interest rates varying between 2.65% and 5.75%. Wells also received fees of approximately $900,000 under the Revolving Credit Facility and Term Loan. Wells also acted as trustee under the senior unsecured notes indenture until March 2016, after which responsibility was transitioned to a new trustee. Mr. Sloan did not participate in Wells’ decision-making process with respect to these transactions.

Audit Committee Report

The Audit Committee of the Board of Directors of California Resources Corporation (“CRC”) approves the appointment and services of the independent registered public accounting firm, and monitors (1) the integrity of the financial statements of CRC; (2) the independent registered public accounting firm’s qualifications, independence and performance; (3) the effectiveness and performance of CRC’s internal audit function; (4) CRC’s system of disclosure controls and procedures, internal control structure over financial reporting and compliance with ethical standards; and (5) the compliance by CRC with legal and regulatory requirements related to financial statements.

The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under the SEC’s rules and regulations and listing standards of the NYSE. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Gannon is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

In connection with our financial statements for the year ended December 31, 2016, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements contained in CRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;
•	discussed with CRC’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Auditing Standard No. 16;
•

received the written disclosures from KPMG LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;

•	discussed with KPMG LLP its independence from CRC and members of its management;
•	considered any non-audit services in assessing auditor independence; and
•	had an executive session with KPMG LLP to provide them with the opportunity to discuss any other matters that they desired to raise without management present.

Based on the review and discussions with CRC’s management and independent registered public accounting firm, as set forth above, the Audit Committee recommended to CRC’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Audit Committee,

Justin A. Gannon

Ronald L. Havner, Jr.

Catherine A. Kehr

Richard W. Moncrief

February 24, 2017

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a description of the elements and key features of our compensation program, as well as context and rationale for decisions made with respect to the compensation for our “named executive officers” or “NEOs” for the year ended December 31, 2016, who are identified below:

Name	Position
Todd A. Stevens	President and Chief Executive Officer
Marshall D. Smith	Senior Executive Vice President and Chief Financial Officer
Robert A. Barnes	Executive Vice President–Operations
Charles F. Weiss	Executive Vice President–Public Affairs
Darren Williams	Executive Vice President–Exploration

Stockholder Approval of Executive Compensation

As recommended by our Board of Directors, a majority of stockholders expressed their preference in an advisory vote in 2015 for an advisory vote on executive compensation occurring every year, and we have implemented that recommendation. In 2016, we held our stockholder advisory vote on the compensation paid to our named executive officers in 2015, which resulted in a 95% approval of such compensation. The Compensation Committee considered the results of last year’s advisory vote on executive compensation and many other factors in designing our executive compensation programs as discussed below in this CD&A, including the Compensation Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Compensation Committee's independent compensation consultant, and review of data relating to pay practices of our compensation peer group.

Historical Perspective and 2016 Business Highlights

The severe and extended downturn in oil prices that began in the second half of 2014 and continued into 2016 created a very challenging environment for oil and gas companies.

CRC was spun off from our former parent, Occidental Petroleum Corporation, on November 30, 2014. Occidental initially capitalized CRC with $6 billion of debt and also left CRC with additional debt relating to financing costs and negative working capital of nearly $300 million, burdening CRC with a substantial debt load of $6.3 billion. This capitalization and Spin-off occurred just as the downturn in commodity prices began.

Occidental formed CRC to hold all of Occidental’s oil and gas operations in California. These oil and gas fields utilize higher levels of secondary and tertiary recovery extraction methods and have a higher absolute number of wells than many of our oil and gas peer companies. These factors result in a higher cost structure relative to peer companies in our industry.

Our highly debt-burdened balance sheet, combined with substantially lower EBITDAX realized since the Spin-off due to the sustained low oil price environment, resulted in a significantly higher debt to EBITDAX ratio than our industry peers. This highly leveraged position, resulting from decisions made by Occidental prior to the Spin-off along with the relatively higher cost structure of our assets, has been a significant factor disproportionately affecting our stock price performance in a negative manner compared to our industry peers. For perspective, CRC’s equity market capitalization decreased almost 70%, from $2.8 billion at the Spin-off to $0.9 billion at December 31, 2016. The tables below compare CRC’s leverage ratio, cost structure and stock performance to peers.

Leverage Ratio                       Cost Structure                            Equity Performance

1 Calculations of Adjusted EBITDAX, Net Debt (debt less cash), Production Cost and G&A for the Peers have been made using publicly available data and may not be comparable across companies presented due to differences in methods used between companies or availability of specific elements.

CRC’s management team responded aggressively after the Spin-off to address the challenges faced by the Company as a result of the depressed commodity price environment and the leveraged capital structure placed on CRC prior to the Spin-off by Occidental. Our priorities have been to deleverage our balance sheet, focus on cash margins and cost containment, maintain our base production, build our inventory and operate within our cash flow. As a result of these priorities, CRC has had very limited capital available to invest and, as a result, production has declined, compared to CRC’s peers who had greater access to capital because of their lower leverage.

To address stockholder concerns regarding CRC’s leverage, our management team focused on the difficult task of reducing our debt in the low commodity price environment. Since the second quarter following the Spin-off, when our debt level reached its peak, management has achieved significant reductions in our debt without unduly increasing our interest costs or significantly diluting our equity. Certain of these reductions required amendments to our credit facility, which were successfully negotiated by management. The table below outlines the different mechanisms our management team employed to reduce CRC’s outstanding debt, as well as the progress our management team made in 2016 in addressing our strategic priorities.

In 2016, our management team delivered significant accomplishments against our strategic priorities.

2016 Strategic Priorities	Performance on Strategic Priorities
Reduce overall leverage while minimizing dilution to shareholders

✓  Reduced outstanding debt nearly $1.5 billion, or over 20%, from 2015 peak at an incremental interest cost of $31 million per year. Chose options to maximize deleveraging, minimize recurring cost to the income statement and minimize equity dilution.

Focus on cash margins and controllable items such as efficiency, operating cost and overhead	✓ Reduced production costs $2.62/Boe or 14% since the Spin-off. ✓ Reduced capital cost of wells – 2016 program has 23% lower well costs compared to prior similar wells.
Maintain base production focusing on higher margin, higher return, low decline crude oil projects	✓ 2016 production declined only 12.5% with only $31 million of Drilling & Completions and Workover Capital Investment.
Fund capital needs within cash flow	✓ Generated $49 million of free cash flow after capital expenditures for 2016.
Maintain exceptional health, safety and environmental practices	✓ CRC’s exemplary health, safety and environmental performance in 2016 was recognized by the National Safety Council and the Wildlife Habitat Council.

In summary, our stock price performance has been largely driven by factors outside of our management’s control. Occidental determined the amount of leverage on CRC’s balance sheet prior to the Spin-off from Occidental. These high debt levels and the prolonged downturn in oil prices have been the primary factors in our stock price performance relative to our peers. Our management team has made significant accomplishments in 2016 in deleveraging our balance sheet and strengthening CRC’s strategic position for an oil price recovery.

Compensation Philosophy

The following core principles form the foundation of our compensation program:

First, compensation programs should motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, and appropriately balance risk versus potential reward.

Second, a high percentage of senior executives’ pay should be based on performance to ensure the highest level of accountability to stockholders.

Third, performance pay should offer an opportunity for above average compensation when our performance exceeds our goals balanced by the risk of below average compensation when it does not.

Fourth, our compensation programs should focus our executives on the long-term performance of the Company, thereby more closely aligning our executives’ interests with those of our stockholders.

Evolution of Our Compensation Program

To provide the context for our 2016 compensation program, below is a description of the evolution of our program and the changes made from our initial program at the Spin-off in 2014 through our 2016 program. On May 31, 2016, we completed a reverse stock split using a ratio of one share of common stock for every ten shares then outstanding. Share and per share amounts included herein have been adjusted to reflect this reverse stock split.

2014 Compensation Program

CRC’s 2014 compensation program was developed by Occidental’s management and Occidental’s Compensation Committee prior to the Spin-off. Occidental considered the following matters important to the development of our 2014 compensation program:

•	Market practices of peer companies
•	The need for a smooth transition and retention of talent from Occidental to CRC
•	The need to attract executive talent from outside of Occidental
•

The need for CRC to have an initial compensation program immediately following the Spin-off that would serve until CRC’s management and Compensation Committee had the opportunity to consider an appropriate program in line with CRC’s objectives going forward.

2014 CEO Compensation Program Elements

Our 2014 compensation program for our CEO was comprised of the following elements, which are discussed in more detail below:

2014 Peer Companies

The compensation decisions made by Occidental considered the market practices of a group of peer companies that were generally similar in operations and scope to CRC, as measured by expected market capitalization and expected revenue for CRC following the Spin-off. Because the peer companies were selected by Occidental in early 2014, prior to the finalization of the Spin-off terms and the severe downturn in oil prices, CRC’s expected market capitalization and revenue used to determine comparable peer companies were significantly higher than the actual market capitalization and revenue realized following the Spin-off. This resulted in compensation targets that were higher than the peer group used in 2015 and 2016 by CRC’s Compensation Committee.

Occidental set 2014 compensation levels generally targeted to market median for the peer companies it selected.

2014 Annual Incentive Results

Due to the timing of the Spin-off in December 2014, CRC’s management and Compensation Committee had very little influence on the 2014 compensation program, and were only responsible for determination of the payout of the annual incentive. In determining the payouts under the 2014 annual incentive, CRC’s Compensation Committee recognized the strong financial and operational performance achieved for the year, in addition to the successful execution of the Spin-off, despite the dramatic downturn in oil prices. However, in early 2015, the CRC Compensation Committee exercised discretion in determining the payouts of the 2014 annual incentive to recognize the adverse impact of the oil price decline on the financial results and shareholder value and set payouts in the range (100 – 113%) of the target incentive amounts for the senior executives despite the strong operational and individual performance in 2014 that warranted higher above-target payouts.

2014 Long-Term Incentives

The 2014 compensation program set by Occidental included the following types of long-term incentives, which were intended to align interests of management with those of stockholders by linking realized compensation over the long term to appreciation in CRC’s stock price:

•

Performance-based Restricted Stock – These restricted stock awards have a three-year performance period from the grant date. The performance criterion for this award was a cumulative EBITDA threshold based on the number of calendar quarters between January 1, 2015 and the end of the three-year performance period. If the performance criterion is not attained by the end of seven years following the grant date, the award will forfeit in its entirety.

•

Stock Options – The 2014 stock options were granted with an exercise price that was 10% above the stock value at the time of the grants. One-third of these options vest at the end of each subsequent year and remain exercisable until seven years following the grant date. We used a Black-Scholes valuation based on the historical volatility of our peer companies to convert the grant date value of the option grant into a number of options, since CRC’s stock did not have sufficient history to calculate an appropriate volatility factor for the valuation.

The CEO Realizable Pay discussion on page 44 illustrates the high degree of alignment between the 2014 long-term incentives and shareholder performance. The stock price at the time of the Spin-off was $73.70 compared to $21.29 as of December 31, 2016, an approximate 71% decrease. As a result of the leverage burden from Occidental at the time of the Spin-off, the realizable value of the 2014 long-term incentives has decreased by 90% from the target grant values. 60% of the target value of the 2014 long-term incentives was provided in the form of stock options that have an exercise price of $81.10, requiring a 380% increase in the stock price before value is realized from those awards. The decline in the stock price as a result of the leverage burden from Occidental has reduced the realizable value of the 2014 compensation program for our CEO and other members of the management team to 30% of the intended value, in line with the 71% decrease in the stock price.

2014 Conversions and Payouts of Prior Occidental Compensation Arrangements

All prior unvested Occidental long-term incentive awards held by our named executive officers were converted to CRC long-term incentive awards at the time of the Spin-off, as discussed on page 51. The CEO Realizable Pay discussion on page 44 illustrates the impact the decrease in stock price has had on the realizable value of those pre-CRC awards, reducing their value by over 70% for the CEO, further aligning interests of management with stockholders. While the decline in realizable values of long-term compensation aligns our management’s interests with stockholders, the factors which contributed to this decline were largely outside of management’s control.

The 2014 compensation shown in the Summary Compensation Table on page 53 includes amounts related to compensation arrangements and programs entered between the executives and Occidental prior to the Spin-off. For Mr. Stevens, $850,000 was paid in settlement of an Occidental Retention Agreement and $565,000 was paid in settlement of an Occidental Return on Assets award granted in 2009. For Mr. Smith, $500,000 was paid as a one-time cash sign-on award and $2,500,000 was provided in the form of a one-time sign-on grant of Occidental restricted stock. For Mr. Williams, $600,000 was paid as a one-time cash sign-on award and $600,000 was provided in the form of a one-time sign-on grant of Occidental restricted stock.  The Occidental restricted stock grants were converted to CRC long-term incentive awards at the time of the Spin-off, as discussed on page 51.

2015 Compensation Program

In January 2015, immediately following the Spin-off, the newly-formed CRC Compensation Committee engaged Meridian Compensation Partners (“Meridian”) as its independent compensation consultant to assist with the review and development of the 2015 compensation program.

2015 CEO Compensation Program Elements

Our 2015 compensation program for our CEO was comprised of the following elements, which are discussed in more detail below:

2015 Peer Group

The CRC Compensation Committee updated the compensation peer group, selecting oil and gas exploration and production companies that had similar operating and financial characteristics to CRC, as measured by enterprise value, asset value and equity market capitalization as shown below (in millions):

	Enterprise	Assets Most	Equity
	Value	Recent Quarter	Market Cap
Company	(Mar 2015)	(Dec 2014)	(Mar 2015)
Whiting Petroleum Corp	$11,869	$14,020	$6,319
Newfield Exploration Co	$8,587	$9,598	$5,709
EP Energy Corp	$7,141	$10,219	$2,565
Denbury Resources Inc	$6,148	$12,728	$2,600
Energen Corp	$5,860	$6,138	$4,823
SM Energy Co	$58,252	$6,517	$3,486
QEP Resources Inc	$4,773	$9,287	$3,660
WPX Energy Inc	$4,444	$8,798	$2,237
Oasis Petroleum Inc	$4,634	$5,938	$1,980
Concho Resources Inc	$17,416	$11,800	$13,806
Cabot Oil & Gas Corp	$13,945	$5,438	$12,214
Range Resources Corp	$11,863	$8,747	$8,790
Cimarex Energy Co	$11,176	$8,725	$10,082
Murphy Oil Corp	$9,640	$16,742	$8,293
Parsley Energy	$2,365	$2,051	$1,738

25th Percentile	$5,313	$6,327	$2,583
50th Percentile	$7,414	$6,798	$4,823
75th Percentile	$11,519	$11,009	$8,542

California Resources Corp	$9,281	$12,497	$2,935
Percentile Rank	62%	84%	31%

The Compensation Committee believed that this group of peer companies was more comparable to CRC with respect to the complexity, assets, total capitalization and scope of CRC’s operations than peer companies that would be selected based on equity market capitalization alone. Due to our highly leveraged balance sheet and resulting depressed equity market capitalization (see Historical Perspective and 2016 Business Highlights on page 29), companies with similar equity market capitalization tended to be much smaller in size, scope, and complexity than CRC. The Compensation Committee did not believe executives at these smaller companies faced comparable responsibilities and challenges.

The target value or our CEO’s 2015 compensation was evaluated by CRC’s Compensation Committee using this new peer group and our CEO’s target value was generally targeted near the new peer group median.

2015 Base Salary

The CRC Compensation Committee made no changes to the named executive officers’ base salaries in 2015, due to the position of current base salaries relative to the 2015 peer companies.

2015 Annual Incentive Design and Result

The CRC Compensation Committee then designed the annual incentive for 2015, with performance measures that focused on achievement of financial, operating and strategic goals that were aligned with creation of shareholder value. 60% of the 2015 bonus opportunity was based on key quantitative Company metrics and 40% on individual operational and strategic goals focused on activities intended to increase shareholder value as shown below.

Performance Measure (1)	Component Weighting (a)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2015 Results	Component Payout as Percent of Target (b)	Resulting Potential % of Target Bonus Payout (a) x (b)
Value Creation Index (VCI)	25%	1.10	1.20	1.30	1.20	100%	25%
Production (000’s of BOEPD)	15%	155	158	160	160	195%	29.3%
Production and G&A Costs per BOE	10%	$24.75	$24.10	$22.25	$22.37	194%	19.4%
Health, Safety and Environmental (HSE)	10%					180%	18%
-Combined IIR (50%) -Spill prevention rate (25%) -Increase in net water supplied (25%)		0.7 99.998% 1%	0.6 99.9985% 2%	0.5 99.999% 3%	0.54 99.9997% 13%
Strategic and Individual Objectives	40%	Multiple Individual Measures			Target - Maximum	100% - 200%	40% - 80%
					Range of Potential Payouts		131.7% - 171.7%
					Negative Discretion Applied by Compensation Committee		(40%) - (80%)
					Final Payout		91.7%
(1)	Descriptions of the performance measures are as follows:

Performance Measure	Description
Value Creation Index

We use a Value Creation Index (VCI) metric for project selection and capital allocation across our portfolio of opportunities.  We calculate VCI for each of our projects by dividing the net present value of the project’s expected pre-tax cash flow over its life by the present value of the investments, each using a 10% discount rate.

Production	Average daily production
Production Costs and G&A Costs	Average of the sum of production cost and G&A cost per barrel of oil equivalent (BOE)
HSE – Combined IIR	Injury and illness incidence rate of employees and contractors
HSE – Spill Prevention Rate	Ratio of (BOE produced minus net reportable oil spill volume) to BOE produced
HSE – Increase in net water supplied	Percentage increase in net water supplied to agriculture

The CRC Compensation Committee’s assessment of the 2015 annual incentive performance concluded that results were at or above target for all of the financial and operating performance measures, producing potential payouts well above the target incentive amounts. Despite our management team’s strong performance with respect to the 2015 performance measures, the CRC Compensation Committee exercised negative discretion in determining the bonus payouts by recognizing only the portion of the incentive for the quantitative Company Performance Measures, with no payouts associated with the Strategic and Individual Objectives portion. As a result, the payouts were reduced to 91.7% of the target bonus amount from potential payouts of 131.7% to 171.7%. The Compensation Committee’s decision not to attribute any portion of the bonus payout to the Strategic and Individual Objectives was primarily the result of CRC’s stock price performance and the desire to further align pay with stockholder interests and preserve cash during a very challenging commodity price environment. However, as discussed above under Historical Perspective and 2016 Business Highlights on page 29, CRC’s stock price performance was driven in large part by Occidental’s decision to spin off the Company with a highly leveraged balance sheet.

2015 Long-Term Incentives

The 2015 long-term incentives were redesigned to use three types of awards which were all share-based, aligning interests of management with those of stockholders:

•

Performance Stock Units, representing 50% of the grant value, designed to link compensation to achieved performance against key financial goals of relative total shareholder return (TSR) over a three-year period and average Value Creation Index (VCI) over a two-year period, as well as changes in share price, with performance-based payouts of stock. The performance peer group for the TSR portion includes the 2015 compensation peer group together with Noble Energy, Inc., Energy XXI, Ltd. and Pioneer Natural Resources Company. The potential payouts for the TSR portion of the award are limited to target if the absolute TSR for CRC is negative.

•	Restricted Stock Units, representing 30% of the grant value, intended to promote retention of executives with time-vested payouts of stock over a three-year period.
•

Stock Options, representing 20% of the grant value, linking realizable compensation over the long-term to appreciation in the stock price with vesting over three years and an exercise period ending seven years after the grant date. We used a Black-Scholes valuation based on the historical volatility of our peer companies to convert the grant date value of the option grant into a number of options, since CRC’s stock did not have sufficient history to calculate an appropriate volatility factor for the valuation.

As illustrated in the CEO Realizable Pay discussion on page 44, the 2015 long-term incentives are strongly aligned with stockholder interests. The stock price at the time of the grant of the 2015 awards was $42.00. With the stock price as of December 31, 2016 down to $21.29, an approximate 50% decrease, the realizable value of the 2015 long-term incentives has decreased over 57%.

2016 Compensation Program

In 2016, the CRC Compensation Committee continued to refine the compensation program and made adjustments with a continued focus on paying for performance in the context of a depressed commodity price environment and the significant debt burden the management team inherited at the Spin-off. In making changes to the 2016 compensation program, the Compensation Committee also considered the potential shareholder dilution effects of the 2016 program due to the severely depressed stock price had the prior program continued. To provide grant date values of share-based awards similar to those provided in 2014 and 2015, shareholder dilution would have been close to 9%.

Occidental’s decision to spin off CRC with a highly leveraged balance sheet, and the resulting impact on the share price due to the sustained downturn in oil prices, has also led to retention challenges due to the significant reduction in realizable compensation under our previously granted long-term awards (see Realizable Pay Analysis on page 44). The Compensation Committee believes it is in the stockholders’ best interests to retain the current management team and provide a compensation program that does not have the same risk profile and volatility as the share price while the management team continues to work to reduce leverage.

2016 CEO Compensation Program Elements

Our 2016 compensation program for our CEO was comprised of the following elements, which are discussed in more detail below:

2016 Peer Group

The Compensation Committee reviewed our 2015 compensation peer companies and affirmed that they were still appropriate to use as our 2016 compensation peer companies (see 2015 Peer Companies on page 35). The Compensation Committee believes that this group of peer companies continues to be more similar to CRC with respect to the complexity, assets, total capitalization and scope of CRC’s operations than peer companies that would be selected based on equity market capitalization alone. For the reasons described above relating to our highly leveraged balance sheet and oil fields that by their nature have a higher cost to operate, the sustained depressed oil price environment has had a larger impact on our stock price compared to other oil and gas companies (see Historical Perspective and 2016 Business Highlights on page 2929). Companies with similar equity market capitalization tend to be much smaller in size, scope, and complexity than CRC due to our depressed equity market capitalization. The Compensation Committee does not believe executives at these smaller companies face comparable responsibilities and challenges.  Further, the Compensation Committee does not believe that smaller companies represent the competitive market for our executive team’s skills and experience and that setting CRC compensation levels consistent with these companies would penalize our management team for factors beyond their control, causing substantial retention problems at a time when CRC needs an experienced management team.

2016 Base Salaries

Responding to the industry downturn, and to conserve cash, in March 2016 the Compensation Committee approved a temporary reduction of the base salaries of the NEOs by 10% during the severe downturn in oil prices. The Compensation Committee acted to restore the salaries of the NEOs on a prospective basis to their previous levels in October of 2016, after a modest recovery in oil prices, resulting in an overall 6% reduction in base salaries for 2016 compared to 2015.

2016 Annual Incentive Design

The annual incentive component of our 2016 compensation program was designed to promote the achievement of financial, operating and strategic results that are aligned with creation of shareholder value. The performance measures are comprised of quantitative Company measures for 60% of the target annual incentive and qualitative individual objective measures for 40% of the target annual incentive.

To further align our strategic areas of focus for the year, the CRC Compensation Committee made adjustments to the performance measures for the 2016 annual incentive to address CRC’s liquidity challenges, including debt reduction and the leverage covenants in our bank agreements. The table below provides the weightings for each performance measure and the threshold, target, and maximum performance criteria as established by the Compensation Committee in March 2016. Also shown in the table are the actual 2016 results under each quantitative performance measure and the resulting percentage of target bonus payout.

Performance Measure (1)	Component Weighting (a)	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2016 Results	Component Payout as Percent of Target (b)	Resulting % of Target Bonus Payout (a) x (b)
Investment Value Creation Index (VCI)	5%	1.1	1.2	1.3	2.03	200%	10.00%
Operations Production Production Costs per BOE G&A Expenses	5% 5% 5%	136 $16.25 $240	139 $15.75 $230	142 $15.25 $220	140.0 $15.40 $233	133% 170% 85%	6.67% 8.50% 4.25%
Health, Safety & Environmental (HSE)	5%
-Combined IIR (33%)		0.65	0.55	0.45	0.49	160%	2.67%
-Spill prevention rate (33%)		99.9998%	99.9993%	99.9997%	99.9999%	200%	3.33%
-Increase in net water supplied (33%)		159%	162%	164%	255%	200%	3.33%
Liquidity -EBITDAX -Interest Coverage -Debt	10% 10% 15%	$429 1.00 $5.0	$450 1.15 $4.5	$472 1.30 $4.0	$616 1.59 $5.26	200% 200% 0%	20.0% 20.0% 0.00%
Total Quantitative Measures	60%					131.25%	78.75%
Strategic and Individual Objectives	40%	Multiple Individual Measures				0% - 200%	0% - 80%
					Range of Potential Payouts		78.75% - 158.75%
					Negative Discretion Applied by Compensation Committee		-
					Final Payout Range		78.75% - 158.75%

(1)	Descriptions of the performance measures are as follows:

Performance Measure	Description
Value Creation Index

We use a Value Creation Index (VCI) metric for project selection and capital allocation across our portfolio of opportunities.  We calculate VCI for each of our projects by dividing the net present value of the project’s expected pre-tax cash flow over its life by the present value of the investments, each using a 10% discount rate.

Production	Total production in thousands of barrels of oil equivalent per day (BOEPD)
Production Costs

Average adjusted production cost per barrel of oil equivalent (BOE), excluding cost of reinstated retirement and matching contributions which were suspended in March of 2016 and later reinstated but not considered in setting the metrics (Production cost of $15.61 per BOE - $0.21 per BOE of reinstated retirement and savings contributions = $15.40 per BOE)

G&A Expenses

Total adjusted general and administrative expense (millions), excluding cost of reinstated retirement and matching contributions which were suspended in March of 2016 and later reinstated but not considered in setting the metrics (G&A of $248 million - $15 million of reinstated retirement and matching contributions = $233 million)

HSE – Combined IIR	Injury and illness incidence rate of employees and contractors
HSE – Spill Prevention Rate	Ratio of (BOE produced minus net reportable oil spill volume) to BOE produced
HSE – Increase in net water supplied	Water supplied to agriculture divided by fresh water purchased
EBITDAX	Consolidated EBITDAX (millions) per our Credit Agreement (as per Third Amendment)
Interest Coverage	Interest expense ratio (EBITDAX divided by interest expense) per Credit Agreement
Debt	Long-term debt principal amount (billions)

All executives were given the same Investment, Operations, and Liquidity quantitative measures. The actual 2016 results against these goals yielded a payout of 131.25% of target for the quantitative measures portion of the annual incentive.

2016 Annual Incentive Result

For each of our NEOs, the Compensation Committee considered the executive’s performance in 2016 against the individual’s strategic and individual objectives in determination of the payout amounts under the 2016 Annual Incentive. Each of the NEOs had individual objectives covering the following areas:

-	Execution of strategic plan and initiatives
-	Debt management
-	Quality and consistency of risk management efforts
-	Results of ongoing and planned regulatory approval processes
-	Outreach and dialogue with stakeholders on key community and public policy issues
-	Succession planning and leadership development
-	Shareholder relations

Based on the performance assessments of our CEO and the other NEOs against their respective Strategic and Individual objectives by our CEO, and reflecting the business and commodity price challenges the management team effectively dealt with in 2016 (see Historical Perspective and 2016 Business Highlights on page 29), the Compensation Committee approved the following 2016 annual incentive payouts:

Name	Base Salary	Target (% of Salary)	(a) Target in $	(b) Quantitative Component $ [60% * (a) * 131.25%]	(c) Individual Component Result (% of target)	(d) Individual Component $ [40% * (a) * (c)]	(e) Total Payout $ [(b) + (d)]	Total % of Target [(e) / (a)]

Todd A. Stevens	$825,000	100%	$825,000	$650,000	200%	$660,000	$1,310,000	159%
Marshall D. Smith	$600,000	100%	$600,000	$473,000	195%	$467,000	$940,000	157%
Robert A. Barnes	$400,000	90%	$360,000	$284,000	195%	$281,000	$565,000	157%
Charles F. Weiss	$425,000	75%	$318,750	$251,000	175%	$224,000	$475,000	149%
Darren Williams	$450,000	90%	$405,000	$319,000	136%	$221,000	$540,000	133%

2016 Long-Term Incentives

The extraordinarily severe industry conditions (discussed in the Historical Perspective and 2016 Business Highlights section on page 29) continued into 2016 and prompted the Compensation Committee to redesign the performance-based long-term incentive awards to address the following objectives:

•

Retention of our management team in light of the substantial erosion of realizable pay caused by the linkage of the long-term incentive program to the leverage, financial risk profile and volatility of the share price as a result of the debt placed on our balance sheet by Occidental.

•

Minimize shareholder dilution as a result of the extraordinarily low share prices at the time of the 2016 grants (close to 5% shareholder dilution would have resulted from proceeding on the prior compensation program with grants of traditional stock-paid performance awards and options).

•	Ensure a long-term incentive risk profile consistent with long-term interests of stockholders.
•

Motivation of our executives to impact positive change in areas over which they have control, noting that the stock price performance is strongly influenced by the balance sheet issues described above that are largely outside of management’s control.

In 2016, our long-term incentives continued to be provided in a mix of time-vested restricted stock unit awards and performance-based awards, to promote retention and pay for performance. The total grant values were allocated half to time-vested restricted stock unit awards and half to performance-based awards, which are described under 2016 Performance Incentive Award below. We did not grant any stock options in 2016.

The Compensation Committee decided to reduce the grant date target values of our 2016 long-term incentives by 30% from 2015 levels based on industry conditions and anticipated changes in competitive compensation levels among our peers. The reductions in the long-term incentive values for 2016 were expected to be in line with anticipated reductions by CRC’s peer companies and were not indicative of any decreased executive performance.

2016 Restricted Stock Unit Award – The 2016 Restricted Stock Unit Award (RSU Award) is a stock-based, stock-settled long-term incentive award intended to primarily promote retention and enhance alignment with stockholder interests through development of ownership in the Company with time-vested payouts, with one-third of the units vesting at the end of each year during the three-year period commencing at the grant date.

2016 Performance Incentive Award – The 2016 Performance Incentive Award (PIA Award) is a cash-based, cash-settled long-term performance award with performance measures based 50% on CRC’s unit costs per BOE relative to industry peers with similar cost structures and 50% on VCI, both measured over a three-year period. The PIA Award vests, subject to attainment of the performance measures, three years after the grant date. This award structure addressed the above concerns as follows:

•

The cash-based nature of the PIA Award reduced the overall risk profile and volatility of the total compensation program since the target performance award value is not directly linked to the stock price. The amounts that will be realized by the executives will be driven solely by the results attained against the performance measures. While these awards do not have the direct stockholder alignment that a stock-based award would have, the Compensation Committee determined that (a) success in achieving these performance measures should contribute directly to improved stock price performance and is within management’s control and (b) stockholder interests would be better served in this extraordinary situation by promoting retention of the current management team.

•	The cash-settled nature of the PIA Award eliminates the potential shareholder dilution that would have been created by continuing with prior stock-settled performance awards.
•

The performance measures for the 2016 PIA Award continue to focus the management team on making decisions that will enhance shareholder value over the long term. The VCI measure drives our capital allocation decisions to ensure that we focus spending on the highest return projects. The relative cost performance metrics ensure that management continues to control costs and maximize our margins relative to our peers. These factors are within management’s control.

The peer companies chosen for the relative unit cost performance measures under these awards were selected based upon companies with similar asset and operating cost characteristics to CRC, rather than similar size to CRC as used for compensation benchmarking purposes. The peer companies selected by the CRC Compensation Committee for the 2016 PIA are: Anadarko Petroleum Corporation, BP p.l.c., Canadian Natural Resources Limited, Cenovus Energy Inc., Chevron Corporation, ConocoPhillips Company, Denbury Resources Inc., Exxon Mobil Corporation, Hess Corporation, Husky Energy Inc., Imperial Oil Limited, Marathon Oil Company, Occidental Petroleum Corporation, Royal Dutch Shell plc, and Suncor Energy Inc. This peer group was not used for compensation benchmarking purposes.

Grant amounts related to the 2016 PIA Award do not appear in the SCT for 2016 on page 53, since they are not equity-based awards.  Rather, the cash amounts earned, if any, under the awards will appear in the SCT for 2019, the year the award will be paid.

The PIA Award will vest at the end of three years from the grant date based on achieved performance against pre-determined performance criteria. The following table summarizes key features of the PIA Award granted to our named executive officers.

Key Terms of the 2016 Performance Incentive Award

	Award Feature	Unit Cost Component	Value Creation Index (VCI) Component
	Component Weight	50%	50%
	Performance Period	January 1, 2016 – December 31, 2018	January 1, 2016 – December 31, 2018
Performance Measure

Change in CRC Cost per BOE minus Change in Peer Group Cost per BOE where:

•    Change in CRC Cost per BOE is the percentage change in weighted average of CRC’s Cost per BOE for the years 2016, 2017 and 2018, weighted by CRC’s production for each year compared to CRC’s Cost per BOE for the year 2015.

•    Change in Peer Group Cost per BOE is the percentage change in the average of the Cost per BOE for the peer companies for 2016, 2017 and 2018 compared to the Average Cost per BOE for the peer companies for 2015.

•    Cost per BOE is the sum of production costs and general and administrative expenses measured on a per-barrel of oil equivalent (“BOE”) basis.

Cumulative VCI calculated as the weighted average of the VCI results for 2016, 2017, and 2018, weighted based on discounted capital invested for each year.
	Vesting Date	August 1, 2019
	Form of Payout	Cash
Payout Range (1)	Threshold Payout	75% of Target	75% of Target
	Performance Resulting in Threshold Payout	Change in CRC cost per BOE minus change in Peer Group cost per BOE less than or equal to 10%	Cumulative VCI of 1.1
	Target Payout	100% of Target	100% of Target
	Performance Resulting in Target Payout	Change in CRC cost per BOE equal to change in Peer Group cost per BOE	Cumulative VCI of 1.3
	Maximum Payout	200% of Target	200% of Target
	Performance Resulting in Maximum Payout	Change in CRC cost per BOE minus change in Peer Group cost per BOE less than or equal to -10%	Cumulative VCI of 1.5 or higher
(1)	Payouts interpolated for performance results between threshold and target or target and maximum.

Linkage Between Pay and Performance

Our compensation program is well designed to link the pay realized by our executives to the performance of CRC and the returns to our stockholders, while also providing retention incentives necessary to retain our executives through this challenging period.

2016 Pay Mix is Performance Based

The pay mix at target grant date values for our chief executive officer and other named executive officers for 2016 was primarily long-term and performance-based.

Pay Mix of Chief Executive Officer	Average Pay Mix of NEOs

o	Salary	o	Performance-Based Long-Term Incentive

o	Annual Incentive	o	Time-Vested Long-Term Incentive

Realizable Pay Analysis

As discussed in the Historical Perspective and 2016 Business Highlights on page 29, we believe that factors beyond CRC management’s control, the significant debt burden placed on CRC by Occidental and the sustained severe downturn in oil prices, have been largely responsible for CRC’s stock price performance. CRC’s Compensation Committee has worked diligently to adjust the compensation program each year since the Spin-off giving consideration to management’s performance, alignment with stockholder interests, competitive market practice, and the desire to retain the management team through this critical period.

The chart below illustrates the degree to which our CEO’s realizable pay has been impacted by the decline in the stock price since the Spin-off.

Notes regarding the CEO Realizable Pay:

•

Pre-2014 Converted Awards are CRC restricted stock awards granted to replace unvested Occidental awards at the time of the Spin-off. These awards were not granted by the CRC Compensation Committee and were not based on CRC service.

•	2014 Base Salary reflects three months at the CRC Base Salary of $825,000 and nine months at the Occidental Base Salary of $425,000.
•

2014 realizable Annual Incentive reflects payout at 105% of target. The CRC Compensation Committee exercised its discretion to reduce the payout, given the deteriorating oil price conditions at the time, in determination of the bonus payout based on the CEO’s performance in 2014 that would have supported a higher payout.

•

2014 realizable Long-Term Incentives are all stock-based and reflect 60% of the target long-term incentive value in the form of stock options that are significantly underwater with an exercise price of $81.10 compared to the stock price of $21.29 as of December 31, 2016.

•	2015 Base Salary reflects the full year at the CRC Base Salary, which was not increased over the initial Base Salary at the time of the Spin-off.
•

2015 realizable Annual Incentive reflects payout at 92% of target. The Compensation Committee exercised negative discretion in the determination of the payout based on economic conditions at the time of the payout, reducing the payout from above target to 92% of target.

•

2015 realizable Long-Term Incentives are all stock-based and reflect 20% of the target long-term incentive value in the form of stock options that are significantly underwater with an exercise price of $42.00 compared to the stock price of $21.29 as of December 31, 2016. Also reflects TSR portion of long-term incentive projected to pay out at 0% due to the stock price performance through December 31, 2016.

•	2016 realizable Base Salary reflects a 10% reduction from March 2016 to October 2016 implemented to conserve cash during the most severe period of the downturn in oil prices.

•	2016 target Long-Term Incentives reflect a 30% reduction in the grant date values to be consistent with anticipated changes in peer company grant values due to the sustained downturn in oil prices.
•	2016 realizable Long-Term Incentives reflect the effect of the increase in the stock price from the May 27, 2016 grant date ($15.40) to December 31, 2016 ($21.29).

Target Compensation for Our NEOs

Set forth below are the individual components of the 2016, 2015 and 2014 annual compensation programs for our named executive officers, if they were named executive officers for the relevant period. Long-term incentives reflect the target grant date values of awards. The 2016 long-term incentive levels, as discussed on page 41, reflect the Compensation Committee’s decision that the grant date values of our 2016 long-term incentives be reduced by 30% from 2015 levels based on industry conditions at the time and anticipated changes in competitive compensation levels among our peers. The reductions in the long-term incentive values for 2016 were expected to be in line with anticipated reductions by CRC’s peer companies and were not indicative of any decreased executive performance.

Todd A. Stevens–President and Chief Executive Officer

Target Compensation	2016		2015	2014
Base Salary	$825,000	(1)	$825,000	$825,000	(4)
Annual Incentive at Target	$825,000		$825,000	$825,000
Long-Term Incentive
Performance Incentive Award at Target	$1,750,000	(2)	$0	$0
Performance Stock Unit Award at Target	$0		$2,500,000	$2,000,000
Restricted Stock Unit Award	$1,750,000	(3)	$1,500,000	$0
Stock Option Award	$0		$1,000,000	$3,000,000
Total Annual Cash and Equity Compensation at Target	$5,150,000		$6,650,000	$6,650,000	(5)

Marshall (Mark) D. Smith–Senior Executive Vice President and Chief Financial Officer

Target Compensation	2016		2015	2014
Base Salary	$600,000	(1)	$600,000	$600,000	(6)
Annual Incentive at Target	$600,000		$600,000	$600,000
Long-Term Incentive
Performance Incentive Award at Target	$900,000	(2)	$0	$0
Performance Stock Unit Award at Target	$0		$1,000,000	$1,200,000
Restricted Stock Unit Award	$700,000	(3)	$600,000	$0
Stock Option Award	$0		$400,000	$1,800,000
Total Annual Cash and Equity Compensation at Target	$2,800,000		$3,200,000	$4,200,000	(7)

Robert A. Barnes–Executive Vice President–Operations

Target Compensation	2016
Base Salary	$400,000	(1)
Annual Incentive at Target	$360,000
Long-Term Incentive
Performance Incentive Award at Target	$437,500	(2)
Performance Stock Unit Award at Target	$0
Restricted Stock Unit Award	$437,500	(3)
Stock Option Award	$0
Total Annual Cash and Equity Compensation at Target	$1,635,000

Charles F. Weiss–Executive Vice President–Public Affairs

Target Compensation	2016		2015
Base Salary	$425,000	(1)	$425,000
Annual Incentive at Target	$318,750		$318,750
Long-Term Incentive
Performance Incentive Award at Target	$525,000	(2)	$0
Performance Stock Unit Award at Target	$0		$750,000
Restricted Stock Unit Award	$525,000	(3)	$450,000
Stock Option Award	$0		$300,000
Total Annual Cash and Equity Compensation at Target	$1,793,750		$2,243,750

Darren Williams–Executive Vice President–Exploration

Target Compensation	2016		2015	2014
Base Salary	$450,000	(1)	$450,000	$450,000	(8)
Annual Incentive at Target	$405,000		$405,000	$405,000
Long-Term Incentive
Performance Incentive Award at Target	$481,250	(2)	$0	$0
Performance Stock Unit Award at Target	$0		$687,500	$0
Restricted Stock Unit Award	$481,250	(3)	$412,500	$800,000
Stock Option Award	$0		$275,000	$1,200,000
Total Annual Cash and Equity Compensation at Target	$1,817,500		$2,230,000	$2,855,000	(9)

(1)	Actual base salary, as reported in the SCT on page 53, was lower due to a 10% reduction during the severest portion of the commodity price downturn, as discussed under 2016 Base Salaries on page 38.
(2)

The 2016 Performance Incentive Award is not reflected in the SCT on page 53 because it is a cash-based, cash-settled award, not an equity-based award, and the amount earned under the award, if any, will be reported in the SCT for the year 2018.  See the discussion on 2016 Long-Term Incentives on page 41.

(3)

The value shown for the Restricted Stock Unit Award is the grant amount approved by the Compensation Committee.  This amount is different from the amount in the SCT on page 53 because the approved terms of the grant converted the grant to a number of restricted stock units based on a conversion price of $16 per unit.  The actual closing price on the grant date was $15.40.

(4)	The Salary reflected in the SCT on page 53 reflects nine months at his prior Occidental salary of $425,000 and three months of his CRC salary of $825,000.
(5)

The 2014 target compensation does not include payments of $1,375,000 reflected in the SCT for 2014 on page 53 that were settlement of prior Occidental compensation arrangements (see 2014 Payouts of Prior Occidental Compensation Arrangements on page 33).

(6)	The Salary reflected in the SCT on page 53 reflects his salary from his hire date on August 5, 2014 to the end of 2014.
(7)

The 2014 target compensation does not include payments of $3,000,000 reflected in the SCT for 2014 on page 53 that were settlement of prior Occidental compensation arrangements (see 2014 Payouts of Prior Occidental Compensation Arrangements on page 33).

(8)	The Salary reflected in the SCT on page 53 reflects his salary from his hire date on September 15, 2014 to the end of 2014.
(9)

The 2014 target compensation does not include payments of $1,200,000 reflected in the SCT for 2014 on page 53 that were settlement of prior Occidental compensation arrangements (see 2014 Payouts of Prior Occidental Compensation Arrangements on page 33).

Our Executive Compensation Process

Role of Compensation Committee

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultant. In its oversight role, the committee is responsible for making compensation decisions involving our CEO and other executive officers and evaluating performance for compensatory purposes.

Role of Management

Our CEO, Chairman and Vice President of Compensation and Benefits provided input to the Compensation Committee with respect to executive compensation, key job responsibilities, achievement of performance objectives and compensation program design. We believe these individuals provide helpful support to the Compensation Committee in these areas given their understanding of our business and personnel, compensation programs and competitive environment. The Compensation Committee is not obligated to accept management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2016, the Compensation Committee held seven executive sessions.

Role of Independent Compensation Consultants

The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant in January 2015, after considering all factors relevant to Meridian’s independence from our management and members of our Compensation Committee and determining that it was independent and without conflicts of interest under the Securities and Exchange Commission rules and the NYSE Listed Company Manual standards.

In 2016, the compensation consultant was responsible for reviewing our executive compensation program, assisting in the design of our annual and long-term incentive programs and providing comparative market data and trends on compensation practices and programs based on an analysis of our peer companies and other factors. Representatives of the compensation consultant participated in all meetings of the committee during 2016, including executive sessions without management. The compensation consultant provided no other services to CRC.

Use of Compensation Data

Over the course of the year, our Compensation Committee analyzed the comparative total compensation of our executive officers. To facilitate this analysis, the compensation consultant provided the committee with comparative compensation data that included base salaries, annual incentive opportunities, and long-term incentive opportunities. This information reflected recent publicly available information and other market data. We believe that it provided our Compensation Committee with a sufficient basis to analyze the comparative total compensation of our executive officers.

Compensation Program Best Practices

Our executive compensation program is well-designed, incorporates best practices and is governed by an engaged Compensation Committee. Our short-term and long-term incentive plans are primarily performance-based and are intended to align with the long-term best interests of shareholders. The Compensation Committee has engaged in best practices to further align executive pay with Company performance and to ensure good governance in the following ways:

✓

We pay for performance. A significant portion of the compensation of our named executive officers is directly linked to the Company’s performance, by way of a compensation structure that includes performance-based annual and long-term incentive awards.

✓

We are stockholder-aligned. Annual and certain long-term incentive awards are based on performance measures that are aligned with the creation of value for our stockholders. A majority of the outstanding long-term incentive awards for our named executive officers are stock-based.

✓

We have “double trigger” change in control provisions. Our change in control arrangements for named executive officers require both the occurrence of a change in control event and termination of employment before applicable vesting of awards occurs.

✓	We provide market-competitive compensation. Our compensation program is competitive within our industry and recognizes evolving governance practices, which allows us to attract and retain key talent.
✓	We have stock ownership requirements. We maintain stock ownership guidelines which require our named executive officers and directors to have meaningful stock ownership in the Company.
✓	We have a clawback policy. Our Compensation Recoupment and Clawback Policy allows the Company to require reimbursement of incentive compensation in certain circumstances.
✓	We seek independent advice. The Compensation Committee retains an independent advisor to review executive compensation and provide advice to the Compensation Committee.
☒	We do not have individual employment agreements. We do not have employment agreements with any of our named executive officers.
☒	We do not allow hedging or pledging. Our Insider Trading Policy prohibits certain transactions involving our stock, including hedging and pledging.
☒	We do not allow the repricing of stock options. Our equity incentive plan prohibits the repricing or backdating of stock options.
☒	We do not offer enhanced retirement benefits. Our nonqualified defined compensation plan provides restorative, but not enhanced, retirement benefits for executives.
☒

We do not encourage excessive risk or inappropriate risk taking through our incentive programs. Our plans do not motivate executives to engage in activities that create excessive or inappropriate risk for the Company.

Other Compensation and Benefits

In addition to the components of the executive compensation program described above, we provide the following programs to our named executive officers.

Qualified Defined Contribution Plan–All of our employees, including our named executive officers, are eligible to participate in a tax-qualified, defined contribution plan. The defined contribution plan provides for periodic cash contributions by us based on annual cash compensation and employee deferrals. Employees are permitted to contribute into the plan a percentage of their annual salary and bonus up to the annual limit set by IRS regulations. Employees are able to direct their account balances to a variety of investments.

Nonqualified Defined Contribution Plans–Substantially all employees, including our named executive officers, whose participation in our qualified defined contribution plan is limited by applicable tax laws are eligible to participate in our supplemental savings plan (the “SSP”), a nonqualified defined contribution plan, which provides additional retirement benefits outside of those limitations.

Annual allocations for each participant are generally intended to restore the amounts that would have been contributed to our qualified defined contribution plan but for certain tax law limitations, and certain employer allocations are subject to a vesting schedule that requires the completion of three years of service. Vested account balances will be payable following separation from service.

Interest on SSP account balances is allocated monthly to each participant’s account based on the yield on five-year U.S. Treasury Constant Maturities plus 2% converted to a monthly allocation factor.

In addition, we sponsor a supplemental retirement plan (the “SRP II”), which was established for purposes of the assumption by us of certain liabilities under the Occidental Petroleum Corporation Supplemental Retirement Plan II, including those for all of our named executive officers. All account balances under the SRP II are fully vested at all times and are credited with interest on a monthly basis based on the yield on five-year U.S. Treasury Constant Maturities plus 2% converted to a monthly allocation factor. No additional allocations are made under the SRP II other than the crediting of interest.

In order to provide greater financial planning flexibility to participants while not increasing costs under the plan, the SRP II allows in-service distribution of a participant’s account at a specified age, but not earlier than age 60, as elected by the participant when initially participating in the plan. After a participant receives a specified age distribution, future allocations under the SRP II and earnings on those allocations are to be distributed in the first 70 days of each following year.

Nonqualified Deferred Compensation Plan–Certain management and other highly compensated employees (including each of our named executive officers) are eligible to participate in our nonqualified deferred compensation plan (the “DCP”). Under the DCP, participants are able to elect to defer a portion of their base salary and annual bonus for a given year. Each year, we will allocate an additional amount to a DCP participant’s account equal to the sum of 7% (which is immediately vested) and 12% (which is subject to a vesting schedule that requires the completion of three years of service) of the compensation deferred by the participant under the DCP to restore amounts that are not contributed to the qualified and nonqualified defined contribution plans due to such deferral of compensation under the DCP. Deferred amounts will earn interest based on the yield on five-year U.S. Treasury Constant Maturities based on a monthly frequency plus 2%, converted to a monthly allocation factor. Vested account balances will be payable following separation from service, or upon attainment of a specified age elected by the participant.

Tax Preparation and Financial Planning–Our executives, including each of the named executive officers, are eligible to receive reimbursement, up to certain annual limits, for income tax preparation, financial planning and investment advice, including legal advice related to tax and financial matters.

Insurance–We offer a variety of health coverage options to all employees. Named executive officers participate in these plans on the same terms as other employees. In addition, for executives, including the named executive officers, we pay for an annual comprehensive physical examination. We provide all employees with life insurance equal to twice the employee’s base salary. We also provide executives, including the named executive officers, with excess liability insurance coverage.

Severance Benefits–We maintain a notice and severance pay plan that, in connection with a qualifying termination of employment, provides for up to 12 months of base salary and other insurance coverage, depending on years of service, for non-bargained employees, including the named executive officers.

Employee Stock Purchase Plan–We adopted the California Resources Corporation 2014 Employee Stock Purchase Plan (the “ESPP”), effective January 1, 2015, which provides our employees (including our named executive officers) the ability to purchase shares of our common stock at a price equal to 85% of the closing price of a share of our common stock as of the first day of each offering period or the last day of each offering period, whichever amount is less.

The maximum number of shares of our common stock which may be issued pursuant to the ESPP is 1,000,000, subject to adjustment pursuant to the terms of the ESPP. In addition, participants in the ESPP are subject to certain limits on the number of shares that can be purchased in any given year and during any given offering period under the ESPP.

Corporate Aircraft Use–Executives and directors may use the Company’s fractional interest in aircraft for personal travel, if space is available. The named executive officers and directors reimburse CRC for personal use of the Company’s fractional interest in aircraft, including any guests accompanying them, at not less than the standard industry fare level rate (which is determined in accordance with IRS regulations), or income is imputed and the executive is reimbursed for related taxes.

Conversion of Occidental Long-Term Incentive Awards in Connection with Spin-off in 2014

Each long-term incentive award with respect to Occidental common stock that was held by our named executive officers was converted upon the Spin-off into an award of shares of CRC’s restricted common stock (an “RSA”), with the number of shares determined based upon the trading price of Occidental’s common stock preceding the Spin-off and our common stock following the Spin-off.  Performance-based awards were converted based on target performance payout for awards with more than one year remaining in the performance period, or at actual performance payout (as determined by the Occidental Compensation Committee) for awards with less than one year remaining in the performance period. The converted RSAs are subject to time-based vesting requirements the same as the time-based vesting requirements that were applicable to the corresponding Occidental award and performance-based vesting requirements established by the CRC Compensation Committee.

The RSAs held by our named executive officers are performance-based awards with payouts that depend on the outcome of the performance criteria and the price of our stock on the award certification date, as applicable, with the possibility of no payout if the performance criteria are not met. These are long-term awards with two-year and three- to seven-year performance periods, as applicable, that, based on achievement of performance criteria, will vest or become non-forfeitable between 2017 and 2021.

As discussed in the Realizable Pay Analysis section above, the realizable pay under these converted Occidental awards has decreased over 70% from the time of the Spin-off, due to the decrease in the stock price from $73.70 at the Spin-off to $21.29 as of December 31, 2016.

Key Compensation Policies and Practices

Stock Ownership Guidelines

We have minimum stock ownership guidelines for senior executives. The target direct and indirect ownership level for the Chief Executive Officer is six times annual base salary, and for the other named executive officers, is three times annual base salary. Executives have five years to attain their required ownership levels. Since the Spin-off occurred on November 30, 2014, the named executive officers have until November 30, 2019 to meet the target ownership levels.

Clawback Policy

Under the Company’s Compensation Recoupment and Clawback Policy, in the event the Company is required to restate its financial statements, the Company has the right to require in certain circumstances, and to the extent permitted by applicable law, the reimbursement of incentive compensation by a named executive officer whose fraud or misconduct either caused or contributed to the need for such restatement. Such incentive compensation generally includes any cash, equity, equity-based or other award under the LTIP, or an annual bonus or annual incentive plan of the Company.

Anti-Hedging and Anti-Pledging Policy

Under the Company’s Insider Trading Policy, all directors, officers and employees, including the named executive officers, are prohibited from hedging, buying or selling options, engaging in short sales, or trading prepaid variable forwards, equity swaps, exchange funds, forward-sale contracts, collars or other derivatives or monetizations, on Company securities. In addition, all directors, officers and employees, including named executive officers, may not pledge or mortgage Company securities as collateral for a loan, or hold Company securities in a margin account.

Compensation Risk Management

Our compensation programs are designed to motivate and reward our employees for their performance during the current year and over the long term, and for taking appropriate business risks to enhance CRC’s business performance. The Compensation Committee has analyzed CRC’s employee compensation programs and policies and believes that they are not reasonably likely to have a material adverse effect on CRC. CRC’s compensation programs do not encourage unnecessary or excessive risk-taking and any potential risk that the executive compensation program could influence behavior that would be inconsistent with the overall interests of CRC and its stockholders is mitigated by several factors:

•	Target compensation mix utilizes a balance of salary, annual incentives and long-term equity compensation vesting over three years
•	Transparent financial and operational metrics that are readily ascertainable from publicly-filed information
•	External performance metrics, such as relative costs per BOE, for a portion of the long-term performance-based incentive awards
•	Forfeiture and clawback provisions for incentive award compensation in the event of a restatement of our financial statements or violation of CRC’s Code of Business Ethics

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of non-performance-based compensation that we may deduct in any one year with respect to certain of our highest-paid executive officers. Qualified performance-based compensation is not subject to the deduction limit. Although tax consequences are considered in our compensation decisions, we have not adopted a policy that all compensation must be performance-based or fully deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2017 Annual Meeting of Stockholders.

Compensation Committee,

Justin A. Gannon

Catherine A. Kehr

Timothy J. Sloan

February 27, 2017

Executive Compensation Tables

On May 31, 2016, we completed a reverse stock split using a ratio of one share of common stock for every ten shares then outstanding. Share and per share amounts included herein have been adjusted to reflect this reverse split.

Summary Compensation Table (SCT)

At the time of the Spin-off, November 30, 2014, we were a newly-formed entity and had not historically paid compensation or had employees (including named executive officers). The compensation reflected for 2014 below summarizes the aggregate 2014 compensation paid by us and Occidental for the individuals who comprise our named executive officers. All amounts reported for 2015 and 2016 were paid by us.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(6)	Total(4)
Todd A. Stevens	2016	$772,962	$0	$1,684,375	$0	$1,310,000	$15,248	$335,923	$4,118,508
President and Chief	2015	$825,000	$0	$3,650,000	$1,000,000	$756,600	$8,512	$398,874	$6,638,986
Executive Officer	2014	$525,000	$865,000	$2,000,000	$3,000,000	$525,000	$0	$1,158,135	$8,073,135

Marshall D. Smith	2016	$562,154	$0	$673,750	$0	$940,000	$1,415	$307,763	$2,485,082
Senior Executive Vice	2015	$600,000	$0	$1,460,000	$400,000	$550,200	$78	$525,700	$3,535,978
President and Chief	2014	$245,455	$1,175,000	$3,700,000	$1,800,000	$0	$0	$117,556	$7,038,011
Financial Officer

Robert A. Barnes(5)	2016	$374,769	$0	$421,098	$0	$565,000	$4,336	$325,618	$1,690,821
Executive Vice President–
Operations

Charles F. Weiss(5)	2016	$398,192	$0	$505,320	$0	$475,000	$7,613	$125,269	$1,511,394
Executive Vice President–	2015	$425,000	$0	$1,095,000	$300,000	$292,300	$4,567	$151,157	$2,268,024
Public Affairs

Darren Williams	2016	$421,615	$0	$463,217	$0	$540,000	$845	$164,445	$1,590,122
Executive Vice President–	2015	$450,000	$0	$1,003,750	$275,000	$371,400	$30	$281,788	$2,381,968
Exploration	2014	$133,168	$1,005,000	$1,400,000	$1,200,000	$0	$0	$15,790	$3,753,958

(1)

The amounts shown for each year represent the grant date fair value of the awards granted in that year as computed in accordance with US generally accepted accounting principles (GAAP), excluding any estimated forfeitures, as more fully described in Note 10 (for 2016) or Note 11 (for 2015 and 2014) to Consolidated and Combined Financial Statements in CRC’s Form 10-K for the year ended December 31 of the indicated year. For 2016, amounts reported in the Stock Awards column reflect the grant date value of restricted stock units (which is different than the target incentive value reported in the CD&A due to the difference in the stock price on the grant date compared to the award conversion price), the vesting of which is contingent solely on the NEO’s continued service with us. For 2015 and 2014, awards reported in the Stock Awards column reflect the value of both time-vested restricted stock units and performance-vested performance stock units. For all years, the ultimate payout value may be significantly less than the amount shown in the table, depending on the value of CRC stock on the award certification date. For performance-based awards granted in 2015 and 2014, there is a possibility of no payout depending on the outcome of the performance criteria.

(2)

The amounts shown include the executive’s annual incentive award, which was paid in the first quarter of the year following the year in which it was earned. Amounts for 2016 do not include the Performance Incentive Awards granted in August 2016 and November 2016 (see 2016 Long-term Incentives on page 41) because they are not equity-based and, therefore, will be reported, to the extent earned, in the SCT for 2019. The target values that will be earned upon achievement of target performance goals of the 2016 PIA awards were:

Name	Target Value
Todd A. Stevens	$1,750,000
Marshall D. Smith	$900,000
Robert A. Barnes	$437,500
Charles F. Weiss	$525,000
Darren Williams	$481,250
(3)

The amounts shown are the portion of each executive’s interest credited on nonqualified deferred compensation plan balances that was in excess of 120% of the long-term applicable federal rate, compounded monthly, as prescribed under Section 1274(d) of the Internal Revenue Code.

(4)

Amounts shown for 2014 include $1,375,000 (comprised of $525,000 in the non-equity incentive plan compensation column and $850,000 in the all other compensation column) for Mr. Stevens that was payment under agreements with Occidental prior to the Spin-off that became payable due to the Spin-off, $3,000,000 for Mr. Smith that was a one-time sign-on bonus granted by Occidental ($500,000 in cash included in the bonus column and $2,500,000 as restricted stock units included in the stock awards column) and $1,200,000 for Mr. Williams that was a one-time sign-on bonus granted by Occidental ($600,000 in cash included in the bonus column and $600,000 as restricted stock units included in the stock awards column).

(5)

Mr. Barnes was not a named executive officer in 2015 or 2014 and Mr. Weiss was not a named executive officer in 2014. Compensation paid for years in which the executive was not a named executive officer are not disclosed in the Summary Compensation Table.

(6)	The following table shows “All Other Compensation” amounts for 2016.

All Other Compensation

	Todd A.	Marshall D.		Robert A.		Charles F.	Darren
	Stevens	Smith		Barnes		Weiss	Williams
Qualified Plan(a)	$35,000	$39,750		$35,000		$35,000	$35,000
Supplemental Plan(b)	$249,692	$165,672		$93,019		$90,269	$109,748
Personal Benefits	$51,231 (c)	$72,644	(d)	$1,301	(e)	$0	$1,697	(f)
Relocation Benefits	$0	$29,697	(g)	$196,298	(h)	$0	$18,000	(i)
Total	$335,923	$307,763		$325,618		$125,269	$164,445

(a)

The amount shown reflects the Company contributions to the qualified defined contribution savings plan–the California Resources Corporation Savings Plan (the “Qualified Plan”), including Company matching contributions and retirement contributions.

(b)

The amount shown is the Company contributions to the nonqualified defined contribution plan–the California Resources Corporation Supplemental Savings Plan (the “Supplemental Plan”), which restores amounts limited by IRS limits on the Qualified Plan. For Mr. Stevens, includes $12,920 of Company contributions to the nonqualified deferred compensation plan–the California Resources Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) for restoration of Company contributions to the Qualified Plan or the Supplemental Plan that were reduced due to the deferral of compensation under the Deferred Compensation Plan.

(c)	Includes tax preparation and financial counseling ($49,976) and excess liability insurance.
(d)

Includes incremental cost for personal use of CRC’s fractional interest in aircraft for a family emergency ($45,364) and related tax reimbursements ($4,139) per an exception to the Company’s normal aircraft usage practice, tax preparation and financial counseling ($22,500), and excess liability insurance.

(e)	Includes tax preparation and financial counseling and excess liability insurance.
(f)	Includes tax preparation and financial counseling and excess liability insurance.
(g)	Includes relocation benefits ($26,884) and tax reimbursement related to the relocation benefits ($2,813).
(h)	Includes relocation benefits ($118,107) and tax reimbursement related to the relocation benefits ($78,191).
(i)	Includes relocation benefits.

Grants of Plan-Based Awards

The table below summarizes the following plan-based awards granted in 2016 to our NEOs: Annual Incentive Awards, Restricted Stock Unit Awards (“RSU”), and Performance Incentive Awards (“PIA”).

					All Other	Grant Date
		Estimated Future Payouts			Stock Awards:	Fair Value
		Under Non-Equity Incentive			Number of	of Stock and
		Plan Awards			Shares or Units	Option Awards
Name / Type of	Grant	Threshold	Target	Maximum
Grant	Date	($)	($)	($)	(# of Shares)	($)(3)
Todd A. Stevens
Annual Incentive(1)		$6,806	$825,000	$1,650,000
RSU	5/27/2016				109,375	$1,684,375
PIA(2)	8/2/2016	$656,250	$1,750,000	$3,500,000
Marshall D. Smith
Annual Incentive(1)		$4,950	$600,000	$1,200,000
RSU	5/27/2016				43,750	$673,750
PIA(2)	8/2/2016	$262,500	$700,000	$1,400,000
PIA(2)	11/1/2016	$75,000	$200,000	$400,000
Robert A. Barnes
Annual Incentive(1)		$2,970	$360,000	$720,000
RSU	5/27/2016				27,344	$421,098
PIA(2)	8/2/2016	$164,063	$437,500	$875,000
Charles F. Weiss
Annual Incentive(1)		$2,630	$318,750	$637,500
RSU	5/27/2016				32,813	$505,320
PIA(2)	8/2/2016	$196,875	$525,000	$1,050,000
Darren Williams
Annual Incentive(1)		$3,341	$405,000	$810,000
RSU	5/27/2016				30,079	$463,217
PIA(2)	8/2/2016	$180,469	$481,250	$962,500

(1)	Payout of annual incentive ranges from 0% to 200% of target. Threshold amounts shown at 0.825% of target.
(2)	The threshold amounts shown at 37.5% of target.
(3)	The amounts shown represent the estimated grant date fair value of the full number of units granted which become non-forfeitable ratably over the three-year period beginning on the grant date.

Outstanding Equity Awards at December 31, 2016

The table below sets forth the outstanding equity awards held as of December 31, 2016 by our named executive officers, including Restricted Stock Awards (RSA), Performance Stock Unit Awards (PSU), Restricted Stock Unit Awards (RSU) and Stock Option Awards (Options).

		Option Awards				Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
						Number		Plan	Payout
						of		Awards:	Value of
						Shares	Market	Number of	Unearned
		Number of	Number of			or Units	Value of	Unearned	Shares,
		Securities	Securities			of Stock	Shares or	Shares, Units	Units or
		Underlying	Underlying			That	Units That	or Other	Other Rights
		Unexercised	Unexercised	Option	Option	Have Not	Have Not	Rights That	That Have
Name / Type	Grant	Options (#)	Options (#)	Exercise	Expiration	Vested	Vested	Have Not	Not Vested
of Grant	Date	Exercisable	Unexercisable	Price ($)	Date	(#)	($)(1)	Vested (#)	($)(1)
Todd A. Stevens
RSA(2)	12/1/2014							14,229	$302,935
RSA(3)	12/1/2014							23,771	$506,085
PSU(4)	8/5/2015							66,965	$1,425,685
RSU(5)	8/5/2015					23,811	$506,936
RSU(10)	5/27/2016					109,375	$2,328,594
Options(6)	12/1/2014	101,010	50,506	$81.10	11/30/2021
Options(7)	8/5/2015	22,222	44,445	$42.00	8/4/2022
Marshall D. Smith
RSA(8)	12/1/2014							17,046	$362,909
PSU(4)	8/5/2015							26,787	$570,295
RSU(5)	8/5/2015					9,524	$202,766
RSU(10)	5/27/2016					43,750	$931,438
Options(6)	12/1/2014	60,606	30,304	$81.10	11/30/2021
Options(7)	8/5/2015	8,888	17,779	$42.00	8/4/2022
Robert A. Barnes
RSA(2)	12/1/2014							3,554	$75,665
RSA(3)	12/1/2014							10,206	$217,286
PSU(4)	8/5/2015							16,742	$356,437
RSU(5)	8/5/2015					5,953	$126,739
RSU(10)	5/27/2016					27,344	$582,154
Options(6)	12/1/2014	40,404	20,203	$81.10	11/30/2021
Options(7)	8/5/2015	5,555	11,112	$42.00	8/4/2022
Charles F. Weiss
RSA(2)	12/1/2014							3,412	$72,641
RSA(3)	12/1/2014							7,133	$151,862
RSA(8)	12/1/2014							1,137	$24,207
PSU(4)	8/5/2015							20,091	$427,737
RSU(5)	8/5/2015					7,144	$152,096
RSU(10)	5/27/2016					32,813	$698,589
Options(6)	12/1/2014	34,343	17,173	$81.10	11/30/2021
Options(7)	8/5/2015	6,666	13,334	$42.00	8/4/2022
Darren Williams
RSA(9)	12/1/2014							7,398	$157,503
RSA(8)	12/1/2014							11,364	$241,940
PSU(4)	8/5/2015							18,417	$392,098
RSU(5)	8/5/2015					6,549	$139,428
RSU(10)	5/27/2016					30,079	$640,382
Options(6)	12/1/2014	40,404	20,203	$81.10	11/30/2021
Options(7)	8/5/2015	6,111	12,223	$42.00	8/4/2022

(1)

The amounts shown represent the product of the number of shares or units shown in the column immediately to the left and the closing price on December 30, 2016, the last trading day of 2016, of our common stock as reported in the NYSE Composite Transactions, which was $21.29.

(2)

CRC replacement award for award originally granted by Occidental on July 22, 2013. The shares are forfeitable until the later of December 31, 2016 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2020.  As of December 31, 2016, the performance threshold had not been achieved.

(3)

CRC replacement award for award originally granted by Occidental on July 9, 2014. The shares are forfeitable until the later of July 8, 2017 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2021.

(4)

These PSU awards are subject to the achievement of performance goals over a three year period from July 1, 2015 to June 30, 2018. The units are forfeitable until the later of August 4, 2018 and the certification by our Compensation Committee that the achievement of the performance threshold was met.

(5)	One-half of the units vest on each of the following dates: August 4, 2017, and August 4, 2018.
(6)

The exercise price was set at 10% above the closing market price of CRC stock on the grant date, as adjusted for our 1-for-10 reverse stock split on May 31, 2016. The unexercisable options become exercisable on November 30, 2017. Unexercised options expire on November 30, 2021.

(7)

The exercise price is equal to the closing market price of CRC stock on the grant date, as adjusted for our 1-for-10 reverse stock split on May 31, 2016. One-half of the unexercisable options become exercisable on each of the following dates: August 4, 2017 and August 4, 2018. Unexercised options expire on August 4, 2022.

(8)

The shares are forfeitable until the later of November 30, 2017 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than September 30, 2021.

(9)

CRC replacement award for award originally granted by Occidental on September 15, 2014. The shares are forfeitable until the later of     September 14, 2017 and the certification by our Compensation Committee that the achievement of the performance threshold was met no later than June 30, 2021.

(10)	One-third of the units vest on each of the following dates: May 26, 2017, May 26, 2018, and May 26, 2019.

Option Exercises and Stock Vested in 2016

The following table summarizes, for our named executive officers, the CRC option and stock awards exercised or vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Todd A. Stevens	0	$0	33,250	$334,101
Marshall D. Smith	0	$0	35,327	$365,144
Robert A. Barnes	0	$0	4,074	$38,979
Charles F. Weiss	0	$0	8,316	$82,795
Darren Williams	0	$0	3,273	$30,177

(1)The amounts shown represent the product of the number of shares acquired on vesting and the closing price on the vesting date.

2016 Nonqualified Deferred Compensation Table

The following table sets forth for 2016 the contributions, earnings, withdrawals and balances under the SSP, SRP II and the DCP in which the named executive officers participated. Messrs. Stevens, Barnes and Weiss were fully vested in their respective aggregate balances shown below, which include amounts CRC assumed from Occidental plans in connection with the Spin-off. Messrs. Smith and Williams were not vested in their SSP balances, but will vest fully after three years of service. For additional information relating to these plans, see “Nonqualified Defined Contribution Plans” and “Nonqualified Deferred Compensation Plan,” above.

					Aggregate
		Executive	Company	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings	Distributions	Balance
		in 2016	in 2016	in 2016	in 2016	at 12/31/2016
Name	Plan	($)(1)	($)(2)	($)(3)	($)	($)(4)
Todd A. Stevens	SSP	$0	$236,772	$8,088	$0	$527,351
	SRP II	$0	$0	$37,496	$0	$1,149,333
	DCP	$68,000	$12,920	$27,444	$0	$858,895
Marshall D. Smith	SSP	$0	$165,672	$5,903	$0	$377,745
	SRP II	$0	$0	$571	$0	$17,507
Robert A. Barnes	SSP	$0	$93,019	$3,097	$0	$204,294
	SRP II	$0	$0	$17,675	$0	$541,790
Charles F. Weiss	SSP	$0	$90,269	$3,190	$0	$204,866
	SRP II	$0	$0	$33,426	$0	$1,024,576
Darren Williams	SSP	$0	$109,748	$3,640	$0	$240,518
	SRP II	$0	$0	$217	$0	$6,655

(1)

No employee contributions are permitted in the SSP or SRP II. The amounts reported in this column were deferred at the election of the executive and are also included in the amounts reported in the “Salary” column of the Summary Compensation Table for 2016.

(2)	Amounts represent Company 2016 contributions to the SSP and DCP and are reported under “All Other Compensation” in the Summary Compensation Table for 2016.

(3)

The amounts reported in this column represent aggregate interest as provided in the plans that accrued during 2016 and include excess earnings which are reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table for 2016.

(4)

The amounts reported in this column reflect the total balance of the NEO’s accounts in the plans as of December 31, 2016.  The total amount previously reported in the Summary Compensation Table for each of the NEOs was as follows: Mr. Stevens $820,002; Mr. Smith $389,641; Mr. Barnes $97,355; Mr. Weiss $213,856; and Mr. Williams $243,961.

Potential Payments upon Termination or Change in Control

Summary

Payments and other benefits payable to named executive officers in various termination circumstances and a change in control are subject to certain policies, plans and agreements. Following is a summary of the material terms of these arrangements.

Under our Notice and Severance Pay Plan, employees terminated due to job elimination or relocation who are not offered continued employment by CRC are eligible for up to 12 months of base salary depending on years of service, two months of contributions pursuant to CRC’s qualified and nonqualified savings plans with immediate vesting of any unvested balances, and continued medical and dental coverage for the applicable notice and severance period at the active employee rate.

Our Long-Term Incentive Awards have provisions that, in the event of a change in control with a termination in connection with the change in control, provide for the outstanding awards granted under such plan to become fully vested and exercisable unless the plan administrator determines, prior to the occurrence of the event, that benefits will not accelerate.

Except as described in this summary and below under “Potential Payments,” we do not have any other agreements or plans that would have required us to provide compensation to our named executive officers in the event of a termination of employment or a change in control.

Potential Payments

In the discussion that follows, payments and other benefits payable upon various terminations and change in control situations are set out as if the conditions for payments had occurred and the terminations took place on December 31, 2016, and reflect the terms of applicable plans and long-term incentive award agreements then in effect. None of our NEOs have employment agreements. The amounts set forth below are estimates of the amounts that would have been paid to each named executive officer upon his termination. The actual amounts to be paid out can be determined only at the time of separation. The disclosures below do not take into consideration any requirements under Section 409A of the Internal Revenue Code, which could affect, among other things, the timing of payments and distributions.

The following payments and benefits, which are potentially available on a non-discriminatory basis to all full-time salaried employees when their employment terminates, are not included in the amounts shown below:

●	Notice and Severance Pay Plan payments and benefits.
●	Life insurance proceeds equal to two times base salary, payable on death as available to all eligible employees.
●	Amounts vested under our plans that are qualified under Section 401(a) of the Internal Revenue Code.
●	Amounts vested under the Nonqualified Deferred Compensation arrangements.
●	Payout of unused accrued vacation.

The following is a summary of the payments and benefits each of our NEOs would have been entitled to receive if the event specified occurred as of December 31, 2016.

	Retirement with	Termination by
	CRC Consent, Death,	Executive or
Benefits and Payments Upon Termination	Disability, Termination	Termination	Change in
	without Cause	for Cause	Control
Todd A. Stevens
Annual Incentive Award(1)	$1,310,000	$0	$1,310,000
RSA Awards(2)	$721,748	$0	$809,020
RSU Awards(2)	$570,889	$0	$2,835,530
PSU Awards(3)	$595,476	$0	$633,633
PIA Awards(4)	$244,297	$0	$1,750,000
Option Awards(5)	$0	$0	$0
Total	$3,442,410	$0	$7,338,183
Marshall D. Smith
Annual Incentive Award(1)	$940,000	$0	$940,000
RSA Awards(2)	$252,315	$0	$362,909
RSU Awards(2)	$228,353	$0	$1,134,204
PSU Awards(3)	$238,195	$0	$253,457
PIA Awards(4)	$125,639	$0	$900,000
Option Awards(5)	$0	$0	$0
Total (6)	$1,784,502	$0	$3,590,570
Robert A. Barnes
Annual Incentive Award(1)	$565,000	$0	$565,000
RSA Awards(2)	$243,475	$0	$292,950
RSU Awards(2)	$142,725	$0	$708,893
PSU Awards(3)	$148,869	$0	$158,408
PIA Awards(4)	$61,074	$0	$437,500
Option Awards(5)	$0	$0	$0
Total	$1,161,143	$0	$2,162,751
Charles F. Weiss
Annual Incentive Award(1)	$475,000	$0	$475,000
RSA Awards(2)	$215,145	$0	$248,710
RSU Awards(2)	$171,272	$0	$850,685
PSU Awards(3)	$178,651	$0	$190,098
PIA Awards(4)	$73,289	$0	$525,000
Option Awards(5)	$0	$0	$0
Total	$1,113,357	$0	$2,289,493
Darren Williams
Annual Incentive Award(1)	$540,000	$0	$540,000
RSA Awards(2)	$288,781	$0	$399,443
RSU Awards(2)	$157,003	$0	$779,810
PSU Awards(3)	$163,765	$0	$174,259
PIA Awards(4)	$67,182	$0	$481,250
Option Awards(5)	$0	$0	$0
Total(6)	$1,216,731	$0	$2,374,762

(1)

The annual incentive award provides for a pro rata payout in the event of death or disability at any time during the year and in the event of retirement with consent or termination without cause after June 30, 2016. Amount shown is the annual incentive award that would have been payable, based on the amounts that were approved by the Compensation Committee as disclosed in the Summary Compensation Table.

(2)

In the event of retirement with consent, termination without cause, death or disability, a pro rata portion of the RSA and RSU awards would be forfeited. In the event of retirement with consent or termination without cause, the remainder would remain subject to the performance criteria through the award certification date. In the event of death or disability, the remainder would become payable immediately. In the event of change in control with termination as a result of the change in control, the full awards would be payable immediately. Amounts shown represent the product of the number of shares/units that become vested upon occurrence of the indicated event and $21.29, the closing price of CRC common stock on December 30, 2016, the last trading day of the year.

(3)

In the event of retirement with consent, termination without cause, death or disability, a pro rata portion of the PSU awards would be forfeited. In the event of retirement with consent or termination without cause, the remainder would remain subject to the performance criteria through the award certification date. In the event of death or disability, the remainder would become payable immediately. In the event of change in control with termination as a result of the change in control, the awards would be payable immediately based on 100% payout of the VCI portion and actual performance on the TSR portion. Amounts shown represent the product of the number of units that would have become vested upon occurrence of the indicated event and $21.29, the closing price of CRC common stock on December 30, 2016, the last trading day of the year. The change in control amount reflects 0% payout on the TSR portion of the award.

(4)

In the event of retirement with consent or termination without cause, a pro rata portion of the PIA target incentive amount would be forfeited and the remainder would remain subject to the performance criteria through the award certification date.  In the event of death or disability, a pro rata portion of the target incentive amount would become payable immediately. In the event of change in control with termination as a result of the change in control, the target incentive amount, adjusted for actual performance through the event date, would be payable immediately. Amounts shown are based on target performance.

(5)

Under the terms of the option awards, options become (i) vested fully or prorated based upon the earlier of the executive’s termination of employment for retirement, disability, death, or involuntary termination or (ii) fully vested upon termination of employment as a result of a change in control. Option award values are $0 because in each case the option exercise price was greater than $21.29, the year-end price of CRC common stock.

(6)

Totals do not include unvested balances under the SSP ($377,745 for Mr. Smith and $240,518 for Mr. Williams) that would become vested in the event the termination event qualified the executive for benefits under the Notice and Severance Pay Plan.

Director Compensation

Program Objectives

Our director compensation program is designed to be consistent with the programs of our peer companies. The following matters were considered important to development of our director compensation program:

•	Market practices of our peer companies targeting a compensation package that is below the median of this group.
•	The need to recruit and retain independent directors.

Program Elements

The elements of our 2016 outside director compensation program were as follows:

•

An annual cash board retainer of $100,000, paid in equal monthly installments. For 2016, the annual cash board retainer was reduced by 25% in March 2016, in response to the severe downturn in commodity prices to conserve cash and to be consistent with compensation reductions applied to management. The retainers were restored on a prospective basis in October 2016.

•	An additional annual cash retainer of $100,000 for our Chairman.
•	An additional annual cash retainer of $20,000 for the Lead Independent Director.
•	An additional annual cash retainer of $15,000 for committee chairpersons.
•

An annual equity award relating to our common stock equivalent to $150,000 on the grant date, which generally vests one year following the grant date. For 2016, the target value of the equity award was reduced by 30%, consistent with the reductions in management long-term incentive grant amounts, due to the continuing severe downturn in oil prices experienced through the time of the grants. The grant was made in two installments, half of the target value in May and half in August, based on the share prices at the time of the grants.

•	A stock ownership guideline of five times the annual cash board retainer applies to outside directors and must be attained within five years of election to our Board of Directors.

2016 Compensation of Directors

The following table sets forth the total compensation for 2016 for each of the non-employee directors who served in 2016:

	Fees Earned or Paid in		Change in Pension Value and Nonqualified Deferred		All Other
Name	Cash	Stock Awards(1)	Compensation		Compensation		Total
William E. Albrecht	$121,875	$98,476	$1,296	(2)	$643,299	(3)	$864,946
Justin A. Gannon	$99,375	$98,476	$0		$0		$197,851
Ronald L. Havner, Jr.	$84,375	$98,476	$0		$0		$182,851
Catherine A. Kehr	$94,375	$98,476	$0		$0		$192,851
Harold M. Korell	$109,375	$98,476	$0		$6,463	(4)	$214,314
Richard W. Moncrief	$99,375	$98,476	$0		$0		$197,851
Avedick B. Poladian	$84,375	$98,476	$0		$0		$182,851
Robert V. Sinnott	$99,375	$98,476	$0		$0		$197,851
Timothy J. Sloan	$84,375	$98,476	$0		$0		$182,851

(1)

Stock Awards represent the aggregate grant date fair value attributable to restricted stock unit (“RSU”) awards granted in 2016 determined in accordance with GAAP, excluding any estimated forfeitures. The awards were valued based on the closing price of CRC common stock on the dates of the grants, which were $15.40 per share for the grant made on May 27, 2016 and $9.13 per share for the grant made on August 2, 2016. The number of units granted was calculated based on the target value of the grant, $52,500 for each grant made in 2016, divided by a conversion price, $16 per unit for the May 27, 2016 grant and $10 per unit for the August 2, 2016 grant, resulting in grants of 3,282 units and 5,250 units, respectively.  The grant date fair values of the awards were $50,543 for the award granted May 27, 2016, and $47,933 for the award granted August 2, 2016.  Additional detail regarding assumptions underlying these share-based awards is included in Note 10 to the Consolidated and Combined Financial Statements in CRC’s 10-K for the year ended December 31, 2016. The RSU awards will vest at the end of one year from the first grant date or, if earlier, upon the occurrence of a change in control or the outside director’s termination of service by reason of death or disability. As of December 31, 2016, each of the outside directors, except for Mr. Albrecht, held 8,532 restricted stock units which will vest on May 27, 2017.  Mr. Albrecht held 127,678 outstanding options, 18,056 restricted stock units (8,532 which will vest on May 27, 2017, 4,761 which will vest on August 4, 2017, and 4,763 which will vest on August 4, 2018), and 106,871 performance stock units.

(2)

Amount shown is the portion of interest credited in 2016 on nonqualified deferred compensation balances that was in excess of 120% of the long-term applicable federal rate, compounded monthly, as prescribed under Section 1274(d) of the Internal Revenue Code.

(3)

On February 11, 2016, the Board approved the transition of Mr. Albrecht from Executive Chairman of the Board to non-executive Chairman of the Board effective as of May 4, 2016. Prior to Mr. Albrecht’s transition he received compensation only for his services as an employee and did not receive additional compensation as a result of his service on the Board.  Effective May 4, 2016, Mr. Albrecht received compensation only for his service as a director.  Further, upon his transition, Mr. Albrecht retained his outstanding equity awards, and such awards will continue to vest on the same basis as if he had remained an employee.  Amount shown is for compensation received as Executive Chairman prior to being appointed non-executive Chairman of the Board on May 4, 2016, and includes:  salary ($160,192); payout of accrued unused vacation ($86,538); pro rata 2016 annual incentive ($265,000); qualified defined contribution savings plan contributions ($35,000); nonqualified defined contribution plan contributions ($93,069); and charitable matching gifts ($3,500).

(4)	Amount shown is for tax reimbursements related to amounts paid by the Company for spousal travel.

Stock Ownership Information

Security Ownership of Directors, Management and Certain Beneficial Holders

The following table sets forth certain information regarding beneficial ownership of common stock as of March 13, 2017 (unless otherwise indicated) of (1) each person known by us to own beneficially more than 5% of our outstanding common stock (based on Schedule 13G or Schedule 13D filings with the SEC), (2) our named executive officers (as defined herein), (3) each of our directors and director nominees, and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

	Amount of	Percent of
Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class(2)
Victoria and Sam Liao (3)	3,350,000	7.87%
State Street Corporation (4)	2,758,528	6.48%
BlackRock, Inc. (5)	2,488,008	5.85%
William E. Albrecht	93,624	*
Justin A. Gannon	3,917	*
Ronald L. Havner, Jr.	2,917	*
Catherine A. Kehr	2,412	*
Harold M. Korell	12,917	*
Harry T. McMahon	1,000	*
Richard W. Moncrief	3,016	*
Avedick B. Poladian	4,765	*
Robert V. Sinnott	2,917	*
Todd A. Stevens	71,304	*
Robert A. Barnes (6)	22,948	*
Marshall D. Smith	40,157	*
Charles F. Weiss (7)	22,110	*
Darren Williams	22,281	*
Executive officers and directors as a group (consisting of 18 persons)	390,292	*

*	Less than 1%.

(1)	Unless otherwise noted below, the address for each beneficial owner is c/o California Resources Corporation, 9200 Oakdale Avenue, Suite 900, Los Angeles, California 91311.
(2)	Except as otherwise noted below, based on total shares outstanding of 42,551,169 as of March 13, 2017.
(3)

Based on a Schedule 13G filed with the SEC on August 29, 2016 by Victoria and Sam Liao (“the Liaos”). The Liaos have (i) sole voting power with respect to 3,350,000 shares of common stock, and (ii) sole dispositive power with respect to 3,350,000 shares of common stock. The Liaos’ address is 21854 76th Avenue, South Kent, Washington 98032.

(4)

Based on a Schedule 13G filed with the SEC on February 6, 2017 by State Street Corporation (“State Street”). State Street has (i) shared voting power with respect to 2,758,528 shares of common stock, and (ii) shared dispositive power with respect to 2,758,528 shares of common stock. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(5)

Based on a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc. (“BlackRock”). BlackRock has (i) sole voting power with respect to 2,346,281 shares of common stock, and (ii) sole dispositive power with respect to 2,488,008 shares of common stock. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.

(6)	Includes 1,675 shares of common stock held by Mr. Barnes’ spouse.
(7)	Includes 2,076 shares of common stock held in the Weiss Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and related regulations require our Section 16 officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Section 16 officers, directors and greater than 10% beneficial owners are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms we received, we believe that, during the fiscal year ended December 31, 2016, our Section 16 officers, directors and greater than 10% beneficial owners timely complied with all applicable filing requirements of Section 16(a), except that a grant to Robert Barnes’ wife, who is also a CRC employee, and related vesting of Phantom Stock Units with the economic equivalent of 953 shares, was reported late.

Proposals Requiring Your Vote

Proposal 1: Election of Directors

At the time of the spinoff, our Board of Directors was temporarily divided into three classes. One of the three classes has been elected each year on a rotating basis to succeed the directors whose terms are expiring. The directors originally designated as Classes I and II were last elected in 2015 and 2016, respectively. The term of the directors in the class originally designated as Class III expires in 2017. After this year’s election of directors, the terms of each of the classes will all expire in 2018. Commencing with the election of the directors at the 2018 annual meeting, the Board of Directors will cease to be classified, and the directors elected at the 2018 annual meeting (and each annual meeting thereafter), other than those who may be elected by the holders of any series of preferred stock entitled to elect directors under specified circumstances, shall be elected for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal.

In 2017, we have three nominees whose terms expire in 2017. Messrs. Albrecht, Moncrief and Stevens were originally designated as Class III directors, their terms are expiring at the 2017 Annual Meeting, and each has been nominated by the Board of Directors for reelection through the 2018 annual meeting. Ms. Kehr, who was also originally designated as a Class III director, is not standing for reelection to the Board of Directors due to her increased responsibilities on another board and other time constraints. As a result, Ms. Kehr’s term will expire at the 2017 Annual Meeting, at which time the Board of Directors will be reduced from ten to nine directors.

A brief statement about the background and qualifications of each nominee is given above under “Our Board of Directors.” If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board or our Board of Directors may determine to reduce the size of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS

VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Proposal 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee appointed, and the Board of Directors ratified the appointment of, KPMG LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2017. The Board of Directors recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the board believes that the change would be in the best interests of CRC and its stockholders. If the stockholders vote against ratification, the Board of Directors will reconsider its selection.

KPMG LLP has served as our independent registered public accounting firm and audited our financial statements beginning with the fiscal year ended December 31, 2011. Prior to the Spin-off, our audit, audit-related, tax and other fees were paid by Occidental and were reflected in Occidental’s consolidated financial statements.

Set forth below are the aggregate fees incurred by us for professional services rendered by KPMG LLP, the independent registered public accounting firm, for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees (1)	$2,150,000	$2,365,000
Audit-Related Fees (2)	716,000	404,000
Tax Fees	—	—
All Other Fees	—	—
Total	$2,866,000	$2,769,000

(1)

Audit Fees represent the aggregate fees for professional services provided in connection with the annual audit of our financial statements included in the Form 10-K and the reviews of our quarterly financial statements.

(2)	Audit-Related Fees are primarily for the audits of our benefit plans, other audits, consents, comfort letters and certain financial accounting consultation.

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or, to the extent permitted by law, non-audit services) our independent registered accounting firm provides to us. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for CRC by our independent registered accounting firm in 2016 and 2015.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

PROPOSAL 2 TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM, KPMG LLP, FOR FISCAL 2017.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

Section 14A of the Securities Exchange Act of 1934, as amended, requires us to provide our stockholders with an advisory (nonbinding) vote on the compensation paid to our named executive officers (sometimes referred to as the “say-on-pay” proposal) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion set forth in this proxy statement. Accordingly, you may vote on the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion, is hereby approved.”

This vote is nonbinding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described above in detail under the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program is designed to attract and retain talented executives and also to motivate our executives to achieve our designated goals and thereby create a successful company enhancing shareholder value. This advisory, nonbinding say-on-pay vote does not cover director compensation, which is also disclosed in the accompanying compensation tables.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Stockholder Proposals and Other Company Information

Stockholder Proposals and Director Nominations

Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at our 2018 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, stockholder proposals should be received by our Corporate Secretary at the address below not later than November 28, 2017.

For proposals that are not submitted for inclusion in our proxy statement under Rule 14a-8, as more specifically provided in our Bylaws, in order for nominations of persons for election to the Board of Directors or a proposal of any other business to be properly brought before the 2018 annual meeting of stockholders, it must be submitted in accordance with our Bylaws and must be received at our principal executive offices no earlier than the close of business January 10, 2018 and not later than the close of business February 9, 2018. Any such proposal must be an appropriate subject for stockholder action under applicable law and must comply with the notice requirements set forth in Section 2.9 of our Bylaws and should be sent in writing to:

California Resources Corporation, Attention: Corporate Secretary

9200 Oakdale Avenue, Suite 900

Los Angeles, California 91311

Detailed information for submitting recommendations for director nominees is available upon written request to our Corporate Secretary at the address listed above.

Householding of Proxy Materials

The SEC’s proxy rules permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials to those stockholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicative information that stockholders receive and lowers printing and mailing costs for companies.

We are householding proxy materials for stockholders of record in connection with the Annual Meeting unless otherwise notified. We have been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker, bank or other nominee that has determined to household proxy materials, only one set of proxy materials will be delivered to multiple stockholders sharing an address unless you notify your broker, bank or other nominee to the contrary.

We will promptly deliver you a separate copy of the proxy materials for the Annual Meeting if you so request by calling (866) 659-2647 or (718) 921-8124 (for international callers) or you may contact your broker, bank or other nominee to make a similar request.

Please contact us or your broker, bank or other nominee directly if you have questions or wish to receive separate copies of our proxy materials in the future. You should also contact us or your broker, bank or other nominee if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

2016 Annual Report

Our 2016 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the SEC, is being furnished to our stockholders primarily via the Internet and mailed to all stockholders who have requested to receive paper copies of the proxy materials. The 2016 Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at http://www.astproxyportal.com/ast/20758 and a copy will be furnished at no charge to each person to whom a Notice of Internet Availability of Proxy Materials is delivered upon the request of such person to the following:

TELEPHONE:	888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers)
EMAIL:	info@amstock.com
WEBSITE:	http://www.amstock.com/proxyservices/requestmaterials.asp

Annex A
Reconciliation of Non-GAAP Measures and Other Information

Adjusted EBITDAX

The following tables present a reconciliation of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measure of adjusted EBITDAX:

($ in millions)	2016
Net income (loss)	$279
Interest and debt expense	328
Income tax benefit	(78)
Depreciation, depletion and amortization	559
Exploration expense	23
Adjusted income items before interest and taxes	(545)
Other non-cash items	50
Adjusted EBITDAX	$616

Net cash provided by operating activities	$130
Cash interest	384
Exploration expenditures	20
Other changes in operating assets and liabilities	95
Other	(13)
Adjusted EBITDAX	$616

We define adjusted EBITDAX as earnings before interest expense; income taxes; depreciation, depletion and amortization; exploration expense; and other unusual and infrequent items. Our management believes adjusted EBITDAX provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry, the investment community and our lenders. While adjusted EBITDAX is a non-GAAP measure, the amounts included in the calculation of adjusted EBITDAX were computed in accordance with GAAP. This measure is a material component of certain of our financial covenants under our first-lien, first-out credit facilities and is provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

Free Cash Flow

The following table presents a reconciliation of the GAAP financial measure of operating cash flow to the non-GAAP financial measure of free cash flow (after working capital):

($ in millions)	2016
Operating cash flow	$130
Capital investment	(75)
Changes in capital accruals	(6)
Free cash flow (after working capital)	$49

A-1

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CALIFORNIA RESOURCES CORPORATION

crc.com

ANNUAL MEETING OF STOCKHOLDERS OF CALIFORNIA RESOURCES CORPORATION CALIFORNIA RESOURCES CORPORATION May 10, 2017 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. See Admission Ticket on reverse side. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20758 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00033333000000000000 6 051017 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of directors originally designated as Class III directors: William E. Albrecht Richard W. Moncrief Todd A. Stevens 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017. 3. Advisory vote to approve named executive officer compensation. 4. To transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director in Proposal 1, and “FOR” Proposals 2 and 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CALIFORNIA RESOURCES CORPORATION ADMISSION TICKET If you plan to attend the annual meeting of stockholders, you will not be admitted to the meeting without valid government-issued photo identification (such as a driver’s license or passport) and this admission ticket or other proof of stock ownership as of March 13, 2017, the record date. CALIFORNIA RESOURCES CORPORATION Proxy for Annual Meeting of Stockholders on May 10, 2017 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Todd A. Stevens and William E. Albrecht as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of California Resources Corporation held of record by the undersigned at the close of business on March 13, 2017 at the Annual Meeting of Stockholders to be held Wednesday, May 10, 2017 at 11:00 a.m. Pacific Time at the Bakersfield Marriott at the Convention Center, 801 Truxtun Avenue, Bakersfield, California 93301, and at any adjournment thereof. (Continued and to be signed on the reverse side.) 1.1 14475